EXHIBIT 10.1

EXECUTION COPY

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT is made as of April 7, 2008, by and among HEALTHEXTRAS, INC., a Delaware corporation (the “Buyer”); HOSPISCRIPT SERVICES, LLC, a Delaware limited liability company (“HospiScript”), CONCEPT PHARMACEUTICALS, LLC, an Alabama limited liability company (“Concept” and, together with HospiScript and each Subsidiary of HospiScript or Concept, collectively, the “Company”); and each of the Persons listed on the signature pages hereto as a Seller and each Person who becomes a party hereto as a Seller by executing the Joinder Agreement attached hereto (each, a “Seller” and collectively, the “Sellers”).

RECITALS:

WHEREAS, HospiScript is a prescription benefits manager focusing on the needs of the hospice industry;

WHEREAS, Concept is a closed door pharmacy focusing on the needs of the hospice industry;

WHEREAS, Sellers collectively are the beneficial and record owners of 100% of the issued and outstanding common units of membership interest and preferred units of membership interest of the Company (collectively, the “Membership Interests”), with each Seller owning the number of such Membership Interests set forth on Schedule 3.1; and

WHEREAS, Sellers desire to sell, and Buyer desires to purchase, all of the Membership Interests, for the consideration and on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, and upon the terms and subject to the conditions hereinafter set forth, the parties do hereby agree as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article I:

“2008 Payment” is defined in Section 2.9(a)(i).

“2009 Payment” is defined in Section 2.9(a)(ii).

“2010 Payment” is defined in Section 2.9(a)(iii).

“Acquisition Proposal” is defined in Section 6.5.

“Adjustment Amount” is defined in Section 2.6(c).

“Adjustment Certificate” is defined in Section 2.6(c).

“Affiliate” means any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Person specified herein. The term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, the holding of proxies, by contract other than a commercial contract for goods or non-management services, or otherwise. Notwithstanding the foregoing, the term “Affiliate” or “affiliate” shall not include any Person (other than the Company) in which PBM Services Company, LLC, New Capital Partners Private Equity Fund, L.P., Morgan Keegan Mezzanine Fund, L.P. or Morgan Keegan Early Stage Fund, L.P. owns or holds any equity or debt securities.

“Agreement” means this Membership Interest Purchase Agreement and the Schedules hereto.

“Allocable Portion” means when referring to the Sellers as a group, with respect to any Seller, a fraction, (a) the numerator of which is the number of Common Units owned (including all Common Units owned as a result of the Conversion) and held by such Seller as of the Closing Date and (b) the denominator of which is the aggregate number of Closing Common Units.

“Applicable Contract” means any Contract (a) under which the Company has or may acquire any right, (b) under which the Company has or may become subject to any obligation or liability or (c) by which the Company or any of the assets owned or used by it is or may become bound.

“Authorized Action” is defined in Section 13.11(d).

“Balance Sheet” is defined in Section 4.4.

“Base Claim” is defined in Section 12.6.

“Board of Managers” means those individuals serving as managers of the Company in accordance with the Organizational Documents of the Company.

“Breach” means a breach or material inaccuracy of a representation or warranty, or the non-fulfillment or non-satisfaction of a covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement.

“Business Day” means a day other than a Saturday or a Sunday on which banks in Alabama are not authorized or required by any Legal Requirement to close.

“Buyer” is defined in the Preamble to this Agreement.

“Buyer Indemnified Persons” means Buyer and (after the Closing) the Company, and their respective Representatives, stockholders, members, controlling Persons, and Affiliates.

“Buyer’s Closing Documents” is defined in Section 5.2.

“Cash Election” is defined in Section 2.8(a).

“Cash Seller” means any Seller who either (i) has made a Cash Election or (ii) has not made an effective Earnout Election or an effective Cash Election.

“Class A Preferred Units” means the Membership Interests classified in the Organizational Documents of the Company as Class A Preferred Units.

“Class B Preferred Units” means the Membership Interests classified in the Organizational Documents of the Company as Non-Voting Class B Preferred Units.

“Closing” is defined in Section 2.4(a).

“Closing Balance Sheet” is defined in Section 2.6(c).

“Closing Common Units” means all the issued and outstanding Common Units as of the Closing Date, including, for the avoidance of doubt, all Common Units issued in connection with the Conversion; provided that, the number of Common Units issued in connection with the Conversion shall be determined by using the Initial Payment Per Unit calculated as of the Closing Date. The number of Common Units held by any Seller as of the Closing Date shall be the number of Closing Common Units owned and held by such Seller.

“Closing Date” means the date and time as of which the Closing actually takes place.

“Closing Date Funded Indebtedness” is defined in Section 2.6(c).

“Closing Date Net Working Capital” is defined in Section 2.6(c).

“CMS” is defined in Section 4.8(b).

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code and any similar state Law.

“Common Units” means the Membership Interests classified in the Organizational Documents of the Company as common units.

“Company” is defined in the Preamble to this Agreement.

“Competing Business” is defined in Section 4.17.

“Confidential Information” means any information which is proprietary in nature and non-public or confidential, in whole or in part; provided, however, that Confidential Information does not include any information in the possession of the receiving party (a) that is independently developed by such party, (b) is learned from a third party not under any duty of confidence to the disclosing party, or (c) becomes part of the public domain through no fault of the receiving party.

“Confidentiality Agreement” is defined in Section 13.4.

“Consent” means any approval, consent, license, permit, ratification, waiver or other authorization (including any Governmental Authorization).

“Contemplated Transactions” means all of the transactions contemplated by this Agreement, the Sellers’ Closing Documents and the Buyer’s Closing Documents, including:

(a) the sale of the Membership Interests by Sellers to Buyer;

(b) the execution, delivery, and performance of the Escrow Agreement; and

(c) the performance by Buyer and Sellers of their respective covenants and obligations under this Agreement, the Sellers’ Closing Documents and the Buyer’s Closing Documents.

“Contract” means any agreement, contract, obligation, commitment, lease, promise or undertaking (whether written or oral and whether express or implied) that is legally binding.

“Conversion” means the conversion of the Preferred Units into Common Units in accordance with the Organizational Documents of the Company.

“Copyrights” is defined in Section 4.16(a).

“Damages” means any debt, obligation, loss, liability, claim, damage, deficiency, cost, interest, penalty, fine or other expense (including all amounts paid in investigation, settlement and defense of any of the forgoing or in asserting, preserving or enforcing any of the rights hereunder and reasonable attorneys’ fees) or diminution of value, whether or not involving a third-party claim; provided, however, that the term “Damages” shall not include punitive damages (other than those punitive damages actually paid by the Indemnified Persons to a Person other than another Indemnified Person).

“Deficiency Amount” is defined in Section 2.6(b).

“Disclosure Schedule” collectively means the disclosure schedules delivered concurrently with the execution and delivery of this Agreement, as amended and supplemented in accordance with the provisions of this Agreement.

“Earnout Election” is defined in Section 2.8(a).

“Earnout Payments” is defined in Section 2.9(a).

“Earnout Period” means each of Year 1, Year 2 and Year 3, collectively or individually, as applicable.

“Earnout Seller” means each Seller who has made an effective Earnout Election.

“Encumbrance” means any claim, charge, condition, equitable interest, lien, option, warrant, call, mortgage, Tax, encumbrance, pledge, security interest, right of first refusal, or restriction of any kind or nature whatsoever, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Enforceability Exceptions” is defined in Section 3.2(a).

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental, Health, and Safety Liabilities” means any Damages arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

(a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

(b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

(c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions required by applicable Environmental Law or Occupational Safety and Health Law and for any natural resource damages; or

(d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

The terms “removal,” “remedial,” and “response action,” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., as amended and in effect on the date of this Agreement (“CERCLA”).

“Environmental Law” means any Legal Requirement that requires or relates to:

(a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that has significant impact on the Environment;

(b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

(c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

(d) protecting resources, species, or ecological amenities;

(e) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

(f) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention;

(g) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets; or

(h) otherwise concerning public health or relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, exposure of Persons to or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation.

“ERISA” means the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“ERISA Affiliate” means each entity that is treated as a single employer with the Company or any Subsidiary for purposes of Section 414 of the Code.

“Escrow Agent” is defined in Section 2.3.

“Escrow Agreement” is defined in Section 2.3.

“Escrow Amount” is defined in Section 2.3.

“Estimated Closing Balance Sheet” is defined in Section 2.6(a).

“Estimated Funded Indebtedness” is defined in Section 2.6(a).

“Estimated Net Working Capital” is defined in Section 2.6(a).

“Estimated Purchase Price” is defined in Section 2.6(b).

“Facilities” means any and all real property currently leased and operated by the Company and any buildings, plants, structures, or equipment currently owned or operated by the Company.

“FAR” is defined in Section 4.8(b).

“Financial Advisor” is defined in Section 13.1.

“Financial Statements” is defined in Section 4.4.

“Financing Charge Amount” is defined in Section 8.2.

“FIRPTA Affidavits” is defined in Section 2.5(a)(iv).

“Fundamental Representations” is defined in Section 12.7.

“Funded Indebtedness” of the Company means all obligations of the Company as of the Closing Date (i) for borrowed money, (ii) evidenced by bonds, debentures, notes or other similar instruments or debt securities, (iii) in respect of letters of credit and bankers’ acceptances issued for the account of such person, (iv) arising from cash/book overdrafts, (v) arising from deferred compensation arrangements, (vi) for capital lease obligations, (vii) for the deferred purchase price of property or services with respect to which the Company is liable, contingently or otherwise, as obligor or otherwise (other than trade payables incurred in the Ordinary Course of Business), (viii) in the nature of guaranties of the obligations described in clauses (i) through (vii) above of any Person or (ix) for fees, accrued and unpaid interest, premiums or penalties related to any of the foregoing; provided, however, that Funded Indebtedness shall not include any intracompany indebtedness or obligations from Concept or SeniorScript to HospiScript.

“GAAP” means United States generally accepted accounting principles, applied on a basis consistent with the basis on which the Financial Statements were prepared.

“Governmental Authorization” means any Consent issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” means any:

(a) nation, state, county, city, town, village, district or other jurisdiction of any nature;

(b) federal, state, local, municipal, foreign, or other government;

(c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal); or

(d) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“HIPAA” is defined in Section 4.8(b).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and in effect on the date of this Agreement, or any successor law, and the regulations and rules issued pursuant to that Act or any successor law.

“Indemnified Persons” means, when not referring to the Buyer Indemnified Persons or the Seller Indemnified Persons specifically, both the Buyer Indemnified Persons and the Seller Indemnified Persons.

“Indemnity Cap” is defined in Section 12.7.

“Initial Payment” means an amount in cash equal to the sum of (A) the Estimated Purchase Price plus (B) the amount of reimbursement set forth in Section 2.2(b), minus (C) the Escrow Amount.

“Initial Payment Per Unit” means the quotient of (A) the Initial Payment, divided by (B) the Closing Common Units.

“Intellectual Property” is defined in Section 4.16(a).

“Intellectual Property Assets” is defined in Section 4.16(b).

“Interim Balance Sheet” is defined in Section 4.4.

“IRC” means the Internal Revenue Code of 1986, as amended and in effect on the date of this Agreement, or any successor law, and the regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

“IRS” means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

“Joinder Agreement” means the agreement attached hereto as Exhibit A.

“Knowledge” means, with respect to an individual, the actual awareness of a particular fact or other matter as of the date of this Agreement after reasonable inquiry of the subject matter. A Person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving as a director, manager, officer, partner, executor, or trustee of such Person (or in any similar capacity) has Knowledge of such fact or other matter after reasonable inquiry of the subject matter; provided, however, that with respect to the Company, “Knowledge” shall mean only the Knowledge of Shannon Speir, Robert Gamble and John M. Sayler.

“Leased Real Property” is defined in Section 4.5.

“Leases” is defined in Section 4.5.

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty, whenever enacted or in effect.

“Licenses and Permits” is defined in Section 4.8(a).

“Manager” means a member of the Board of Managers.

“Marks” is defined in Section 4.16(a).

“Material Adverse Change” means, when used in connection with any Person, any change, event, violation, inaccuracy, circumstance or effect that is or is reasonably likely to be materially adverse to the business, assets, liabilities, customer, supplier or employee relations, financial condition or results of operations of such Person taken as a whole, other than as a result of (i) events, changes, conditions, or effects generally adversely affecting the United States economy as a whole or such Person’s industry (including any changes to GAAP or regulatory accounting principles generally applicable to such industry) in each case which do not disproportionately impact such Person; (ii) compliance by such Person with or performance by such Person of its obligations under this Agreement; (iii) the announcement, public disclosure or pendency of this Agreement or the Contemplated Transactions or the consummation of the Contemplated Transactions, but only to the extent that the change, event, violation, inaccuracy, circumstance or effect directly results from or is caused by such disclosure or consummation; or (iv) national or international political or social events, changes, conditions or effects, including, without limitation, those attributable to acts of war, terrorism, or the outbreak of hostilities, in each case which do not disproportionately impact such Person.

“Material Contracts” is defined in Section 4.11(a).

“Member” means a member of the Company.

“Membership Interests” is defined in the Recitals of this Agreement.

“Net Working Capital” means the excess of the current assets of the Company as of the Closing Date minus the current liabilities of the Company (excluding current maturities of Funded Indebtedness) as of the Closing Date determined in accordance with the Company’s past practices in conformity with GAAP; provided, however, that current assets shall not include intracompany receivables due from PremierScript or any loans from HospiScript to Concept, SeniorScript and PremierScript.

“Objection Notice” is defined in Section 2.6(c).

“Occupational Safety and Health Law” means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Operating Income” means the net income of the Company before Taxes and interest, but excluding (i) allocated general or administrative costs or expenses of the Buyer and (ii) any amounts payable under any agreement, arrangement or understanding between the Company and the Buyer (including, without limitation, administrative fees and rebates payable), as determined in accordance with GAAP using the same accounting methods, policies, principles, practices and procedures, with consistent classifications, judgments and estimation methodology as were used in the preparation of the internal financial statements of the Company for each of Year 1, Year 2 and Year 3, as applicable, as determined in good faith by the Buyer in its sole discretion. Additionally, if at any time during any of Year 1, Year 2 and Year 3, the Company enters into a transaction, including by way of a merger, consolidation or other business combination, purchase or sale or other acquisition or divestiture, or the Company incurs any extraordinary gain or loss, the Board of Directors of the Buyer shall equitably adjust in good faith the calculation of Operating Income to reflect such change.

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Body or by any arbitrator.

“Ordinary Course of Business” means any action taken by a Person that is consistent with the past practices of such Person (including with respect to quantity and frequency) and is taken in the ordinary course of the normal day-to-day operations of such Person.

“Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the articles or certificate of organization or formation and the operating agreement or limited liability company agreement of a limited liability company; (c) the partnership agreement and any statement of partnership of a general partnership; (d) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to any of the foregoing.

“Patents” is defined in Section 4.16(a).

“Percentage Interest” means, with respect to an Earnout Seller, a fraction (a) the numerator of which is the total number of Common Units owned and held by such Earnout Seller as of the Closing Date, and (b) the denominator of which is the aggregate number of all Common Units owned and held by all the Earnout Sellers as of the Closing Date (in each case, giving effect to the pro ration provisions of Section 2.8(c)).

“Permitted Encumbrance” means any (a) Encumbrances or statutory liens for Taxes not yet due and payable as of the Closing Date and for which there are adequate reserves on the books of the Company; (b) pledges or deposits to secure obligations under workers or unemployment compensation laws arising in the Ordinary Course of Business; (c) mechanic’s, materialman’s, supplier’s, vendor’s or similar liens arising in the Ordinary Course of Business securing amounts that are not delinquent; (d) zoning, building and other similar restrictions that do not, individually or in the aggregate, materially interfere with the value or current use of any real property or interests therein; (e) easement, covenant, right-of-way or other similar restriction on real property recorded and of record in the appropriate office; (f) Encumbrances specifically referred to or itemized on the Balance Sheet or the Interim Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists; and (g) Encumbrances incurred in connection with the purchase of property or assets after the date of the Interim Balance Sheet (such Encumbrances being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists and that (i) do not render title to the property encumbered thereby unmarketable and (ii) do not individually or in the aggregate materially adversely affect the value, use or occupancy of such property for its current and anticipated purposes.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint-stock company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Body.

“Preference Amount” has the meaning set forth in the Organizational Documents of the Company.

“Preferred Units” means the Class A Preferred Units and the Class B Preferred Units.

“PremierScript” is defined in Section 6.7.

“Proceeding” means any action, investigation, arbitration, audit, hearing, litigation, claim, complaint or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Proprietary Rights Agreement” is defined in Section 4.14(b).

“Purchase Price” is defined in Section 2.2(a).

“Purchase Price Bank Accounts” means the bank accounts of the Sellers in the United States designated by the Sellers pursuant to wire transfer instructions given to Buyer in writing prior to Closing.

“Related Person” with respect to a particular individual, means:

(a) each member of such individual’s Family;

(b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family;

(c) any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and

(d) any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

(a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

(b) any Person that holds a Material Interest in such specified Person;

(c) each Person that serves as a director, officer, employee, partner, executor, or trustee of such specified Person (or in a similar capacity);

(d) any Person in which such specified Person holds a Material Interest;

(e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

(f) any Related Person of any individual described in clause (b) or (c).

For purposes of this definition, (a) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) the individual’s issue, and (iv) any other natural person who resides with such individual, and (b) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as in effect on the date of this Agreement) of voting securities or other voting interests representing at least 50% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 50% of the outstanding equity securities or equity interests in a Person.

“Representative” means, with respect to a particular Person, any director, manager, officer, employee, member, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Securities Act” means the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Sellers” is defined in the Preamble to this Agreement.

“Sellers’ Closing Documents” is defined in Section 3.2(a).

“Seller Indemnified Persons” means each Seller and his or its respective Representatives, stockholders, members, controlling Persons, and Affiliates.

“Sellers Indemnity Threshold” is defined in Section 12.6.

“Selling Parties’ Representative” is defined in Section 13.11(a).

“Senior Credit Facilities” is defined in Section 8.2.

“SeniorScript” is defined in Section 6.6.

“Software” is defined in Section 4.16(a).

“Subsidiary” means with respect to any Person (the “Owner”), any other Person of which securities or other interests having the power to elect a majority of that other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries. For all purposes under this Agreement, SeniorScript shall be treated as if it were a Subsidiary of HospiScript as of the date of this Agreement.

“Tax” means any tax (including any income tax, excise tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, sales tax, use tax, property tax, business tax, payroll tax, withholding tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Termination Date” is defined in Section 11.1(e).

“Threatened” means, with respect to a claim, Proceeding, dispute, action, or other matter, any demand or statement that has been made (orally or in writing) or any notice that has been given (orally or in writing), or any other communication that has been made, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

“Trade Secrets” is defined in Section 4.16(a).

“Transaction Expenses” means all expenses of the Sellers and the Company incurred in connection with the preparation, execution and consummation of this Agreement, the Sellers’ Closing Documents, the Contemplated Transactions and the Closing, including all brokerage commissions, fees, expenses and disbursements of the Financial Advisor or otherwise, all transaction-related bonuses, stay bonuses or accelerated benefits or bonuses payable to any officer, Manager, employee, member or Affiliate of the Company and all fees and disbursements of attorneys, accountants, and other advisors and service providers payable by the Sellers and the Company.

“WARN Act” is defined in Section 4.10(h).

“Year 1” is defined in Section 2.9(a)(i).

“Year 2” is defined in Section 2.9(a)(ii).

“Year 3” is defined in Section 2.9(a)(iii).

ARTICLE II

SALE AND TRANSFER OF MEMBERSHIP INTERESTS; CLOSING

Section 2.1. Purchase and Sale of Membership Interests. Subject to the terms and conditions of this Agreement, at the Closing, each of the Sellers hereby agrees to sell, assign, transfer and deliver to Buyer all of the Membership Interests owned by such Seller as set forth on Schedule 3.1, free and clear of all Encumbrances, and Buyer hereby agrees to purchase, accept and receive the Membership Interests from Sellers.

Section 2.2. Purchase Price; Other Payments.

(a) The purchase price (the “Purchase Price”) for the Membership Interests will be an amount equal to $100,000,000 minus (i) any outstanding Funded Indebtedness plus or minus (ii) Net Working Capital to the extent positive or negative.

(b) In addition to the Purchase Price, the Buyer shall also reimburse the Sellers in accordance with each Seller’s Allocable Portion for actual Transaction Expenses paid on or prior to the Closing Date in an amount not to exceed $1,000,000.

Section 2.3. Escrow Amount. At the Closing, the Buyer will deposit with Wachovia Bank, National Association (the “Escrow Agent”) funds in the amount of $7,000,000 (the “Escrow Amount”) to be held by the Escrow Agent in escrow in an interest-bearing account or accounts approved by the Selling Parties’ Representative and the Buyer pursuant to an escrow agreement (the “Escrow Agreement”), by and among the Escrow Agent, the Selling Parties’ Representative and the Buyer, as mutually agreed upon by such parties. All interest earned on the Escrow Amount shall be for the account of the party entitled to receive the Escrow Amount pursuant to Article XII. The Escrow Agent shall hold and disburse the Escrow Amount in accordance with this Agreement and the terms and conditions of the Escrow Agreement.

Section 2.4. Closing.

(a) The purchase and sale (the “Closing”) provided for in this Agreement will be consummated by facsimile and electronic transmission at the offices of Maynard, Cooper & Gale, P.C., 1901 Sixth Avenue North, 2400 AmSouth/Harbert Plaza, Birmingham, Alabama 35203, at 10:00 a.m. (local time) as soon as practicable, but in no event later than two (2) Business Days following the satisfaction or waiver of all of the conditions set forth herein (excluding conditions that, by their terms, cannot be satisfied until the Closing, but subject to the satisfaction or waiver of said conditions), or on such other date and at such other time and place as the parties may agree. Subject to the provisions of Article X, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

(b) All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed simultaneously and no proceedings shall be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

Section 2.5. Closing Obligations. At the Closing:

(a) The Sellers will deliver to the Buyer:

(i) instruments evidencing the transfer of the Membership Interests, together with any other document required for the sale, assignment, transfer and delivery of the Membership Interests;

(ii) a certificate executed by each Seller evidencing such Seller’s satisfaction of the conditions set forth in Sections 9.1(a) and 9.2(a);

(iii) a certificate executed by the Chief Executive Officer of the Company evidencing the Company’s satisfaction of the conditions set forth in Sections 9.1(b) and 9.2(a);

(iv) non-foreign affidavits dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under Treasury Regulations issued pursuant to IRC §1445 stating that each Seller is not a “foreign person” as defined in IRC §1445 (the “FIRPTA Affidavits”); and

(v) instruments satisfactory to the Buyer evidencing the transfer of 100% of the issued and outstanding units of membership interests in SeniorScript to HospiScript pursuant to Section 6.6.

(b) The Buyer will deliver:

(i) to each of the Cash Sellers, by wire transfer of immediately available funds to the Purchase Price Bank Account(s), an amount in cash equal to the product of (A) the Initial

Payment Per Unit, multiplied by (B) the number of Common Units owned and held by such Cash Seller as of the Closing Date (including any Common Units as to which a Seller will be deemed a Cash Seller due to the pro ration provisions of Section 2.8(c)); provided that the Buyer, at its option, may offset any amounts owed to the Company by any Seller as a result of the loans referenced in Section 6.3(c) from the payment to such Seller hereunder;

(ii) to each of the Earnout Sellers, by wire transfer of immediately available funds to the Purchase Price Bank Account(s), an amount in cash equal to the product of (A) the difference of the Initial Payment Per Unit minus $0.50, such difference multiplied by (B) the number of Common Units owned and held by such Earnout Seller as of the Closing Date (not including any Common Units as to which a Seller will be deemed a Cash Seller due to the pro ration provisions of Section 2.8(c));

(iii) to the Escrow Agent, by wire transfer of immediately available funds, the Escrow Amount;

(iv) to the Sellers a certificate executed by the Chief Executive Officer of the Buyer evidencing the Buyer’s satisfaction of the conditions set forth in Sections 10.1 and 10.2(a).

Section 2.6. Adjustment Procedure.

(a) At least three (3) Business Days prior to the Closing Date, the Company shall have prepared and delivered to the Buyer (i) an estimate of the balance sheet of the Company as of the Closing Date (the “Estimated Closing Balance Sheet”) with supporting detail and (ii) a certificate of the Company containing (A) the Company’s calculation of the estimated Net Working Capital as of the Closing Date (the “Estimated Net Working Capital”), prepared in accordance with GAAP applied on a basis consistent with the Financial Statements, (B) an estimate of all Funded Indebtedness (“Estimated Funded Indebtedness”) and (C) an estimate of Transaction Expenses paid by the Company on or prior to the Closing Date. The Buyer shall review the Estimated Closing Balance Sheet and all supporting documentation and the parties shall resolve in good faith any disagreements concerning the Estimated Net Working Capital prior to Closing.

(b) The “Estimated Purchase Price” shall be $100,000,000 minus (i) Estimated Funded Indebtedness plus or minus (ii) the amount by which Estimated Net Working Capital is positive or negative. Such adjustments shall be calculated based on the Estimated Closing Balance Sheet and the certificate delivered pursuant to subsection (a) above.

(c) Within 90 days after the Closing Date, the Buyer will prepare and deliver to the Selling Parties’ Representative (i) an unaudited balance sheet of the Company as of the Closing Date (the “Closing Balance Sheet”) and (ii) a certificate of the Buyer (the “Adjustment Certificate”) containing Buyer’s calculation of the Net Working Capital as of the Closing Date (the “Closing Date Net Working Capital”), the difference between the Closing Date Net Working Capital and the Estimated Net Working Capital, and all Funded Indebtedness (“Closing Date Funded Indebtedness”). The Purchase Price shall be adjusted as follows: (i) increased by the amount by which Closing Date Net Working Capital exceeds Estimated Net Working Capital; (ii) decreased by the amount by which Estimated Working Capital exceeds Closing Date Working Capital, (iii)

increased by the amount by which Estimated Funded Indebtedness exceeds Closing Date Funded Indebtedness, and (iv) decreased by the amount by which Closing Date Funded Indebtedness exceeds Estimated Funded Indebtedness (the sum of the foregoing adjustments, the “Adjustment Amount”). The Closing Balance Sheet and the Closing Date Net Working Capital shall be prepared in accordance with GAAP applied on a basis consistent with the Financial Statements. The Buyer and the Company will make available to the Selling Parties’ Representative all books, records, and personnel relating to the preparation of the Closing Balance Sheet during normal business hours that the Selling Parties’ Representative may reasonably require in order to analyze the Closing Balance Sheet. The Closing Balance Sheet, the Adjustment Certificate and the Adjustment Amount will be considered final and binding unless the Selling Parties’ Representative objects in writing thereto within 20 days after delivery of the Adjustment Certificate (an “Objection Notice”). The Objection Notice shall specify in reasonable detail the items in the Closing Balance Sheet to which the Selling Parties’ Representative objects and shall provide a summary of reasons for such objections.

(d) If the Selling Parties’ Representative makes a timely objection to the Adjustment Certificate, the Selling Parties’ Representative and the Buyer shall use good faith efforts to settle such dispute and reach a written agreement with respect to such dispute. If the Selling Parties’ Representative and the Buyer are unable to enter into a settlement within 30 days after the Selling Parties’ Representative delivers the written objection under this Section 2.6, then the Selling Parties’ Representative and the Buyer shall select an independent accounting firm of recognized national standing (or, if the Selling Parties’ Representative and the Buyer cannot agree upon a selection, they shall select such accounting firm by lot from among the four largest accounting firms in the United States; provided that such selected accounting firm shall not at the time of selection be performing, or at any time during the three years preceding such selection have performed, services for the Sellers, the Company or the Buyer) that shall be instructed jointly by the Selling Parties’ Representative and the Buyer to resolve such dispute as promptly as possible. The Buyer and the Selling Parties’ Representative shall cooperate fully with the accounting firm so as to enable it to make such determination as quickly and as accurately as practicable. The Buyer and the Selling Parties’ Representative shall instruct the accounting firm not to assign a value greater than the greatest value for any item assigned by the Buyer, on the one hand, or the Selling Parties’ Representative, on the other hand, or less than the smallest value for such item assigned by the Buyer, on the one hand, or the Selling Parties’ Representative, on the other hand. The accounting firm shall base its decision solely upon the presentations of the Buyer and the Selling Parties’ Representative delivered to the accounting firm and not upon an independent review. The independent accounting firm shall deliver a determination as to the Adjustment Amount, and such determination shall be conclusive and binding upon the parties for purposes of this Agreement. The Adjustment Amount and the determination thereof shall be (i) in writing, (ii) made in accordance with GAAP and (iii) nonappealable and incontestable by the Sellers and the Buyer and not subject to collateral attack for any reason. The fees and costs of the independent accounting firm incurred in the resolution of any items in dispute shall be reasonably determined by the independent accounting firm and set forth in the accountant’s adjustment determination, and shall be allocated between and paid by the Sellers, on the one hand, and the Buyer, on the other hand, in inverse proportion to the extent they prevailed on the items in dispute.

(e) On the fifth Business Day following the final determination of the Adjustment Amount in accordance with Section 2.6(d), (i) if the Adjustment Amount is positive, the Buyer will pay the Adjustment Amount to the Sellers; and (ii) if the Adjustment Amount is negative, the Selling Parties’ Representative will instruct the Escrow Agent to pay from the Escrow Amount the Adjustment Amount to the Buyer. All payments made pursuant to this Section 2.6(e) will be made together with interest, at the same rate of interest then being earned on the Escrow Amount, calculated from the Closing Date to the date of the payment. Payments will be made in immediately available funds. Payments to the Sellers pursuant to this Section 2.6(d) shall be made by wire transfer to the Purchase Price Bank Account(s) in accordance with each Seller’s Allocable Portion. Payments to the Buyer will be made by wire transfer to such bank account as the Buyer will specify.

Section 2.7. Withholding Taxes. The Buyer shall be entitled to deduct and withhold from the consideration otherwise payable to a Seller such amounts as are required to be deducted and withheld from such payment under the IRC, or any applicable provision of state, local or foreign Tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by the Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Seller in respect of which such deduction and withholding was made.

Section 2.8. Earnout Election.

(a) Not later than ten (10) Business Days after the date of this Agreement, each Seller may elect (i) by delivering written notice in the form attached hereto as Exhibit B to the Buyer, to be an Earnout Seller (each such election, an “Earnout Election”) or (ii) by delivering written notice in the form attached hereto as Exhibit C to the Buyer, to be a Cash Seller (each such election, a “Cash Election”). Any Seller that fails to deliver to the Buyer an effective Earnout Election or an effective Cash Election within ten (10) Business Days after the date of this Agreement shall be conclusively deemed a Cash Seller for the purposes herein (as determined by the Buyer in its sole discretion) and shall not have right to or any interest in any of the Earnout Payments whatsoever. For the avoidance of doubt, any Earnout Election or Cash Election shall apply to all of the Common Units owned by the Seller making such Earnout Election or Cash Election and no Seller may make an Earnout Election or Cash Election with respect to only a portion of the Common Units owned by such Seller (except as provided in Section 2.8(c)).

(b) If the aggregate number of Common Units owned by such Sellers that have made an Earnout Election is less than 10% of the aggregate number of Closing Common Units, then all of the Earnout Elections shall be void and shall not be effective and each such Seller shall automatically be deemed a Cash Seller for the purposes herein.

(c) If the aggregate number of Common Units owned by such Sellers that have made an Earnout Election is greater than 50% of the aggregate number of Closing Common Units, then the Sellers who have made an Earnout Election will be deemed to have made an Earnout Election with respect to the number of Common Units owned and held by such Seller as of the Closing Date multiplied by a fraction equal to: (i) 50% of the aggregate number of Closing Common Units divided by (ii) the aggregate number of Common Units owned by the Sellers making an Earnout Election, with the product of the foregoing rounded down to the nearest whole number, and such Seller shall be deemed to be a Cash Seller with respect to the balance of the Common Units owned and held by such Seller as of the Closing Date.

Section 2.9. Earnout Payments.

(a) In addition to receipt of the proceeds set forth in Section 2.5, following the Closing Date, the Earnout Sellers (and only the Earnout Sellers) may be eligible to receive their respective Percentage Interest of the following payments (collectively, the “Earnout Payments”):

(i) For the period beginning on May 1, 2008, and ending on October 31, 2008 (“Year 1”), each of the Earnout Sellers shall be entitled to receive from the Company or the Buyer their Percentage Interest of an amount (such amount, the “2008 Payment”) determined in accordance with the criteria set forth below:

(A) if an amount equal to two (2) times the Company’s Operating Income is less than $9,600,000, the 2008 Payment shall be equal to $0.00; and

(B) if an amount equal to two (2) times the Company’s Operating Income is greater than or equal to $9,600,000, the 2008 Payment shall be equal to $850,000.

(ii) For the year beginning on January 1, 2009, and ending on December 31, 2009 (“Year 2”), each of the Earnout Sellers shall be entitled to receive from the Company or the Buyer their Percentage Interest of an amount (such amount, the “2009 Payment”) determined in accordance with the criteria set forth below:

(A) if the Company’s Operating Income is less than $14,000,000, the 2009 Payment shall be equal to $0.00;

(B) if the Company’s Operating Income is greater than or equal to $14,000,000 but less than $14,500,000, the 2009 Payment shall be equal to $1,950,000; and

(C) if the Company’s Operating Income is greater than or equal to $14,500,000, the 2009 Payment shall be equal to $2,600,000.

(iii) For the year beginning on January 1, 2010, and ending on December 31, 2010 (“Year 3”), each of the Earnout Sellers shall be entitled to receive from the Company or the Buyer their Percentage Interest of an amount (such amount, the “2010 Payment”) determined in accordance with the criteria set forth below:

(A) if the Company’s Operating Income is less than $16,800,000, the 2010 Payment shall be equal to $0.00;

(B) if the Company’s Operating Income is greater than or equal to $16,800,000 but less than $18,200,000, the 2010 Payment shall be equal to $1,950,000; and

(C) if the Company’s Operating Income is greater than or equal to $18,200,000, the 2010 Payment shall be equal to $2,600,000.

(b) The Buyer shall cause the Company to provide to the Earnout Sellers, as soon as available, a copy of the Company’s internal financial statements as of and for each of the periods ended October 31, 2008, December 31, 2009 and December 31, 2010, as applicable.

(c) The Company or the Buyer shall pay to each of the Earnout Sellers an amount in cash equal to such Earnout Seller’s Percentage Interest of the applicable Earnout Payment (if any) for each of Year 1, Year 2 and Year 3 by wire transfer of immediately available funds pursuant to the Purchase Price Bank Account(s). With respect to Year 1, such payment (if any) shall be made within 30 days following the Buyer’s receipt of internal financial statements for the Company, but in no event later than December 31, 2008. With respect to Year 2 and Year 3, such payments (if any) shall be made within 30 days following the completion of the audited financial statements of the Buyer for Year 2 and Year 3, as applicable.

(d) During the Earnout Period, the Buyer, the Company and the Earnout Sellers, as applicable, shall conduct the Company’s business and operations without any intent to prejudice or artificially enhance the Earnout Sellers’ right to receive any Earnout Payment and shall not enter into any agreement that would prohibit the Buyer or the Company from making the Earnout Payments if and when any Earnout Payment is due or otherwise interfere therewith. Without limiting the generality of the foregoing, the Company shall be maintained as a separate Subsidiary of the Buyer, and the Buyer will exercise good faith and fair dealing in its transactions with the Company. Notwithstanding anything in this Section 2.9 to the contrary, the Buyer and the Company shall have no liability for any action taken in good faith; it being agreed and understood that the Earnout Payments are not guaranteed, are set at levels that reflect strong future performance, and that the Buyer and the Company may make business decisions in good faith which they believe to be appropriate but in hindsight may directly or indirectly affect the likelihood that the Earnout Sellers receive the Earnout Payments.

Section 2.10 Conversion. At least three (3) Business Days prior to the Closing Date, the Company and the Sellers shall cause the Preference Amount to be paid to the holders of the Preferred Units and shall thereafter immediately effect the Conversion; provided, however, that if the Closing does not occur, nothing herein shall preclude the Company and the Sellers from effecting a cancellation and rescission of the Conversion.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller (and with respect to Section 3.5, each Earnout Seller) hereby separately and severally (and not jointly) represents and warrants to the Buyer as of the date hereof and the Closing Date, with respect to itself or himself solely and not with respect to the other Sellers to the extent such representations and warranties relate to another Seller, as follows:

Section 3.1. Ownership. Pursuant to the records of the Company, each Seller owns of record on the date of this Agreement the Membership Interests of HospiScript and Concept (as

applicable) set forth opposite its or his name on Section 3.1 of the Disclosure Schedule, free and clear of all Encumbrances, except for those contained in the Organizational Documents of the Company. There is no Contract to which the Seller is a party relating to the issuance, voting, sale, transfer or any other rights with respect to the Membership Interests except for those contained in the Organizational Documents of HospiScript or Concept.

Section 3.2. Authority; No Conflict.

(a) If the Person executing this Agreement and all other documents required to be executed by Seller (the “Sellers’ Closing Documents”) on behalf of Seller is executing the same in a representative or fiduciary capacity, such Person has full power and authority to execute and deliver this Agreement and the Sellers’ Closing Documents in such capacity and on behalf of the Seller for whom such Person is executing such documents. This Agreement constitutes the legal, valid, and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights or by principles of equity (the “Enforceability Exceptions”). Upon the execution and delivery by the Seller of the Sellers’ Closing Documents, the same will constitute the legal, valid, and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, except as such enforcement may be limited by the Enforceability Exceptions. Except as set forth in Section 3.2(a) of the Disclosure Schedule, the Seller has the power and authority to execute and deliver this Agreement and the Sellers’ Closing Documents and to perform its or his respective obligations under this Agreement and the Sellers’ Closing Documents.

(b) If the Seller is a natural person, the execution, delivery and performance by the Seller of this Agreement and the Sellers’ Closing Documents are within the Seller’s legal right, power and capacity. The Seller, if it is a Person other than a natural person, is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and the execution, delivery and performance by it of this Agreement and the Sellers’ Closing Documents are within its powers and have been duly authorized by all necessary corporate or other action on its behalf. No other action on the part of the Seller is necessary to authorize the execution and delivery of this Agreement or the performance of its or his obligations hereunder. At the Closing, the Seller shall sell to Buyer good and marketable title to all Membership Interests owned by such Seller, in each case, free and clear of all Encumbrances.

(c) Except as set forth in Section 3.2(c) of the Disclosure Schedule, neither the execution and delivery of this Agreement and the Sellers’ Closing Documents nor the consummation or performance of any of the Contemplated Transactions will (i) violate any Legal Requirement to which the Seller is subject or any provision of the Organizational Documents of the Seller (if applicable), (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel or require any notice under any Contract to which the Seller is a party or by which the Seller is bound or to which any of the Seller’s assets are subject or (iii) result in the imposition or creation of any Encumbrance upon or with respect to any of the Membership Interests.

(d) Except as set forth in Section 3.2(d) of the Disclosure Schedule, the Seller is not and will not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement and the Sellers’ Closing Documents or the consummation or performance of any of the Contemplated Transactions.

Section 3.3. Proceedings. There is no pending or, to the Knowledge of the Seller, Threatened Proceeding against or relating to the Seller to restrain or prevent the carrying out of the Contemplated Transactions or that would adversely affect or prevent the purchase and sale of the Membership Interests or otherwise have a material adverse effect on the ability of the Seller to perform its or his obligation under this Agreement or any of the Sellers’ Closing Documents.

Section 3.4. Brokers Or Finders. Except as set forth in Section 3.4 of the Disclosure Schedule, neither the Seller nor any Representative thereof has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with any of the Contemplated Transactions.

Section 3.5. Earnout Sellers. Each Earnout Seller has conducted his or its own independent evaluation and made his or its own analysis as such Earnout Seller has deemed necessary, prudent or advisable in order for such Earnout Seller to make his or its own determination and decision to enter into this Agreement, deliver an Earnout Election and consummate the Contemplated Transactions. Such Earnout Seller understands and agrees that such Earnout Seller has not relied upon any statement of the Company, the other Earnout Sellers, the Buyer or any of their respective Affiliates or any of their respective officers, managers, directors, partners and employees regarding the value of the Earnout Payments and that no representation or warranty has been or is being made by the Company, the other Earnout Sellers, the Buyer or any of their respective Affiliates or any of their respective officers, managers, directors, partners and employees regarding the value of the Earnout Payments. Each Earnout Seller understands and agrees that delivering an Earnout Election involves a high degree of risk and that no guarantees have been made or can be made with respect to the future value of the Earnout Payments or the profitability or success of the Company. Such Earnout Seller understands that the value of the Earnout Payments may be more or less than such Earnout Seller would have received if such Earnout Seller participated as a Cash Seller, and that an Earnout Seller will suffer a decrease in the value of the Earnout Payments as a result of the Company’s lack of success or profitability.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Buyer as of the date hereof and the Closing Date (except, as to any representation or warranty which specifically is made by reference to an earlier date, as of such earlier date) as follows:

Section 4.1. Organization and Good Standing.

(a) HospiScript is a limited liability company validly existing and in good standing under the laws of the State of Delaware, and Concept is a limited liability company validly existing and in good standing under the laws of the State of Alabama, each with full power and authority to conduct its respective business as it is now being conducted and to own or use the properties and assets that it now owns or uses. Except as set forth in Section 4.1(a) of the Disclosure Schedule, the Company is qualified to do business as a foreign limited liability company and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, and the failure to be so qualified or in good standing would result in a Material Adverse Change.

(b) The Company has delivered or made available to Buyer copies of the Organizational Documents of the Company, as currently in effect. The Company is not in default under or in violation of any provision of its Organizational Documents.

Section 4.2. Capitalization. Section 4.2 of the Disclosure Schedule sets forth the owners of record of the Membership Interests on the date of this Agreement. All of the outstanding Membership Interests of the Company have been duly authorized, validly issued and are fully paid, are not subject to, nor were they issued in violation of, any preemptive rights or rights of first refusal, and are owned of record and beneficially by the respective Seller as set forth in Section 3.1 of the Disclosure Schedule, and there are no other authorized, issued or outstanding Membership Interests or other equity interests of the Company or other securities convertible into or exchangeable or exercisable for Membership Interests or other equity interests of the Company. As of the Closing Date, there will be 9,712,626 Common Units outstanding and no Preferred Units. The Company has not violated any applicable federal or state securities Legal Requirements in connection with the offer, sale or issuance of any of the Membership Interests. Except as set forth in Section 4.2 of the Disclosure Schedule, or as contained in the Organizational Documents of the Company, there are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of the Company. Except as set forth in Section 4.2 of the Disclosure Schedule, the Company does not own, and is not a party to any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

Section 4.3. Authority; No Conflict.

(a) Each of HospiScript and Concept has full power and authority to execute and deliver and to perform its obligations under this Agreement, and the execution, delivery and performance by HospiScript and Concept of this Agreement, and the consummation of the Contemplated Transactions, have been duly and validly authorized by all necessary actions of HospiScript and Concept and their respective Members and Boards of Managers (none of which has been modified or rescinded and all of which actions are in full force and effect). No other action on the part of HospiScript or Concept is necessary to authorize the execution and delivery of this Agreement or the performance of its obligations hereunder. This Agreement constitutes a valid and binding agreement and obligation of HospiScript and Concept, enforceable against HospiScript and Concept in accordance with its terms, except as such enforceability may be limited by the Enforceability Exceptions.

(b) Neither the execution and delivery of this Agreement by HospiScript and Concept nor the consummation or performance of any of the Contemplated Transactions will (i) give any Person the right to prevent, delay or otherwise interfere with any of the Contemplated Transactions pursuant to any provision of the Company’s Organizational Documents, any Legal Requirement or Order to which the Company may be subject or any Contract to which the Company is a party or by which the Company may be bound, (ii) violate any Legal Requirement or Order to which the Company may be subject or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, or create in any Person the right to accelerate, terminate, modify or cancel, any Contract to which the Company is a party or by which the Company may be bound.

(c) Except as set forth in Section 4.3(c) of the Disclosure Schedule, the Company is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

Section 4.4. Financial Statements. The Company has delivered to Buyer: (a) balance sheets of the Company as of December 31 for each of the years 2005, 2006 and 2007 (such balance sheet for the year 2007, the “Balance Sheet”), and the related statements of income, changes in Members’ equity, and cash flow for each of the fiscal years then ended, together with the report thereon of Warren, Averett, Kimbrough & Marino, LLC, independent certified public accountants, and (b) an unaudited balance sheet of the Company as of February 29, 2008 (the “Interim Balance Sheet”) and the related unaudited statements of income and cash flow for the two months then ended (collectively, the “Financial Statements”). All of the Financial Statements (together with the notes thereto) are consistent with the Company’s applicable books and records (which books and records are accurate and complete in all material respects) and fairly present in all material respects the financial condition and the results of operations, changes in Members’ equity, and cash flow of the Company as of the respective dates of and for the periods referred to therein, and were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not individually or in the aggregate be materially adverse) and the absence of notes. Except as set forth in Section 4.4 of the Disclosure Schedule, all of the notes and accounts receivable of the Company reflected on the Interim Balance Sheets are good and valid receivables (subject to no counterclaims or offset), free and clear of all Encumbrances. Except as set forth in Section 4.4 of the Disclosure Schedule, the Company does not have any liabilities or obligations (whether accrued, absolute, contingent, unliquidated, or otherwise, whether due or to become due, and regardless of when asserted) arising out of or relating to the operation of the business of the Company at or before the Closing, except (a) those current liabilities and obligations set forth on the face of the Interim Balance Sheet and not heretofore paid or discharged; and (b) those liabilities and obligations incurred in the Ordinary Course of Business since the date of the Interim Balance Sheet (none of which is a liability for breach of contract, breach of warranty, tort or infringement, Environmental Law matter, violation of Legal Requirements or a claim or lawsuit).

Section 4.5. Title to Properties; Encumbrances. The Company has good, valid and marketable title to, or holds a valid and enforceable leasehold interest in (or other valid and enforceable right to use), the properties and assets (whether real or personal, tangible or intangible) owned or used by it, located at its Facilities or shown on the Balance Sheet except for properties and assets disposed of in the Ordinary Course of Business since the date of the Balance Sheet or acquired after the date thereof, free and clear of all Encumbrances, except (a) as set forth in Section 4.5 of the Disclosure Schedule and (b) Permitted Encumbrances. All of such properties and assets necessary for the conduct of the Company’s business have been maintained in accordance with normal applicable industry practice, are in good operating condition and repair (except normal wear and tear), are suitable and sufficient for the purposes for which they are presently used and presently are proposed to be used, and constitute all of the assets and properties necessary to operate the Company’s business in all material respects as currently conducted. Except as disclosed in Section 4.5 of the Disclosure Schedule, the Company has exclusive possession and control of each such asset. Section 4.5 of the Disclosure Schedule is a complete and accurate list of each fixed asset owned or leased by the Company with a value in excess of $5,000. The Company owns no real property. Section 4.5 of the Disclosure Schedule sets forth a list of all leases of real property (the “Leased Real Property”) to which the Company is a party (the “Leases”). The Company has made true and complete copies of the Leases available to Buyer. With respect to each Lease, except as set forth in Section 4.5 of the Disclosure Schedule, (i) the Lease is a legal, valid, binding and enforceable obligation of the Company and in full force and effect, (ii) the Company holds a valid and existing leasehold interest under such Lease, (iii) no action has been taken or omitted by the Company and, to the Knowledge of the Company, by any other party thereto and no other event has occurred or condition exists that constitutes, or after notice or lapse of time or both would constitute, a breach or default under any Lease or permit termination, modification or acceleration under any Lease, (iv) there are no disputes, oral agreements or forbearance programs in effect as to any Lease and neither the Company nor, to the Knowledge of the Company, any other party to any Lease has repudiated any provision thereof, (v) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold, (vi) all buildings, structures, improvements, fixtures, building systems, equipment and other property included in the Leased Real Property have, to the Knowledge of the Company, received all Governmental Authorizations required in connection with the operation thereof and have been operated and maintained in all material respects in accordance with all Legal Requirements and are in good condition and repair (ordinary wear and tear excepted), and (vii) as of the Closing, (A) the Company shall have obtained the Consent of each landlord to the transactions contemplated hereunder or (B) the Lease does not prohibit the transactions contemplated hereunder.

Section 4.6. Taxes.

(a) Except as set forth in Section 4.6(a) of the Disclosure Schedule, the Company has filed or caused to be filed (on a timely basis since December 31, 2004) all Tax Returns required to be filed by it, pursuant to applicable Legal Requirements. The Company has delivered or made available to the Buyer copies of all such Tax Returns filed since December 31, 2004. The Company has paid, or made provision for the payment of, all Taxes that have become due pursuant to such Tax Returns or otherwise, or pursuant to any assessment received by the Company, except such Taxes, if any, as are listed in Section 4.6(a) of the Disclosure Schedule and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheet and the Interim Balance Sheet.

(b) The Company has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of the Company or for which the Company would reasonably expected to be liable.

(c) All Taxes that the Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

(d) All Tax Returns filed by the Company are true, correct, and complete in all material respects. There is no Tax sharing agreement that will require any payment by the Company after the date of this Agreement. The Company has no liability for the Taxes of another Person as transferee or successor, by contract or otherwise.

(e) The Company has been classified as either a partnership (within the meaning of Treas. Reg. Section 301.7701-2(a)) or disregarded entity (within the meaning of Treas. Reg. Section 301.7701-3(b)(1)) for federal and all applicable state and local Tax purposes since the date of its formation.

Section 4.7. Employee Benefits.

(a) As used in this Section, the following terms have the meanings set forth below.

“Company Plan” means all Plans of which the Company is or was a Plan Sponsor, or to which the Company maintains or otherwise contributes or has contributed, or in which the Company otherwise participates or has participated or to which the Company has any liability or potential liability. All references to Plans are to Company Plans unless the context requires otherwise.

“Multi-Employer Plan” has the meaning given in ERISA § 3(37)(A).

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Plan” means any “employee benefit plan” (as such term is used in Section 3(3) of ERISA) and any other material employee benefit plan, program or arrangement of any kind.

“Plan Sponsor” has the meaning given in ERISA § 3(16)(B).

“Qualified Plan” means any Plan that meets or is intended to meet the requirements of IRC § 401(a).

(b) Section 4.7(b) of the Disclosure Schedule contains a complete and accurate list of all Company Plans adopted and in effect as of the date of this Agreement or to which the Company has any liability as of the date hereof.

(c) The Company has delivered or made available to Buyer:

(i) all documents that set forth the terms of each Company Plan and of any related trust, including (A) all plan descriptions and summary plan descriptions of Company Plans for which the Company is required to prepare, file, and distribute plan descriptions and summary plan descriptions, and (B) all summaries and descriptions furnished to participants and beneficiaries regarding Company Plans for which a plan description or summary plan description is not required;

(ii) all personnel, payroll, and employment manuals and policies;

(iii) all Contracts with third party administrators, actuaries, investment managers, consultants, and other independent contractors that relate to any Company Plan;

(iv) all reports submitted within the three years preceding the date of this Agreement by third party administrators, actuaries, investment managers, consultants, or other independent contractors with respect to any Company Plan;

(v) the Form 5500 filed in each of the three (3) years preceding the date of this Agreement with respect to each Company Plan, including all schedules thereto and the opinions of independent accountants;

(vi) all notices that were given by the IRS, the PBGC, or the United States Department of Labor to the Company or any Company Plan within the three (3) years preceding the date of this Agreement; and

(vii) with respect to Qualified Plans, the most recent determination letter for each Plan of the Company that is a Qualified Plan.

(d) Except as set forth in Section 4.7(d) of the Disclosure Schedule:

(i) The Company has performed all of its material obligations under all Company Plans;

(ii) The Company, with respect to all Company Plans is, and each Company Plan has been maintained, funded and administered in all material respects in accordance with its terms and with ERISA, the IRC, and other applicable Legal Requirements including the provisions of such Legal Requirements expressly mentioned in this Section, and with any applicable collective bargaining agreement;

(iii) Other than routine claims for benefits submitted by participants or beneficiaries, no claim against, or Proceeding involving, any Company Plan is pending or, to the Company’s Knowledge, is Threatened and the Company has no Knowledge of any facts that could reasonably be expected to give rise to any such action, suit or claim;

(iv) Each Qualified Plan of the Company is qualified in form and operation under IRC § 401(a), and each trust for each such Plan is exempt from federal income tax under IRC § 501(a). No event has occurred or circumstance exists that will give rise to disqualification or loss of tax-exempt status of any such Qualified Plan or trust;

(v) Neither the Company nor any ERISA Affiliate has established, maintained, or contributed to or has any liability or, to the Company’s Knowledge, potential liability with respect to any (i) Multi-Employer Plan (ii) any “defined benefit plan” as defined in Section 3(35) of ERISA or any other plan subject to the funding requirements of Section 412 of the IRC or Section 302 of Title IV of ERISA, or (iii) any employee benefit plan, program or arrangement that provides for post-employment medical, life insurance or other welfare-type benefits (other than health continuation coverage required by COBRA);

(vi) Neither the Company nor any Subsidiary has any liability with respect to any “employee benefit plan” (as defined in Section 3(3) of ERISA) solely by reason of being treated as a single employer under Section 414 of the IRC with any trade, business or entity other than the Company and the Subsidiaries;

(vii) With respect to each Company Plan, all contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the IRC, and all contributions for any period ending on or before the Closing Date that are not yet due have been made or properly accrued in accordance with GAAP and no Company Plan has any material unfunded liability not accurately reflected on the Closing Balance Sheet;

(viii) None of the Company Plans provides any separation, severance, termination or similar benefit or accelerate any vesting schedule or alter any benefit structure solely as a result of a change in control of ownership within the meaning of any Assumed Benefit Plans or Section 280G of the IRC.

Section 4.8. Compliance With Legal Requirements; Governmental Authorizations.

(a) Except as set forth in Section 4.8(a) of the Disclosure Schedule, since December 31, 2004, the Company has been operated in compliance in all material respects with all Legal Requirements. No written, or to the Knowledge of the Company, oral notice has been received by and, to the Knowledge of the Company, no claims have been filed against the Company from any Governmental Body alleging that the Company is not, or was not, in compliance in any material respect with any Legal Requirements, the reason for which has not been corrected. The Company possesses, and is in compliance in all material respects with, or with respect to individual professional licenses necessary to perform services for the Company’s business, its employees, contractors, or agents possess and are in compliance in all material respects with, each permit, license, waiver, franchise, order, approval, concession, registration or other Governmental Authorization (the “Licenses and Permits”).

(b) Section 4.8(b) of the Disclosure Schedule contains a complete and accurate list of all Licenses and Permits that are necessary for the Company to own, operate and use its assets and conduct its business. Each of the Licenses and Permits is valid and in full force and effect, has been duly obtained and is not subject to any pending or, to the Knowledge of the Company, Threatened administrative or judicial Proceeding to revoke, cancel, suspend or declare any of the Licenses and Permits invalid in any respect. Except as set forth in Section 4.8(b) of the Disclosure Schedule:

(i) The Company is, and at all times since December 31, 2004 has been, in compliance in all material respects with all of the terms and requirements of each of the Licenses and Permits;

(ii) to the Knowledge of the Company, no event has occurred that would (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a material violation of or a failure to comply with any applicable term or requirement of any Governmental Authorization listed in Section 4.8(b) of the Disclosure Schedule, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed in Section 4.8(b) of the Disclosure Schedule;

(iii) The Company has operated its business in material compliance with all applicable Legal Requirements affecting contractors and subcontractors under federal or state healthcare programs, and all manuals and other interpretations thereof promulgated by federal or state healthcare program contracting agencies, as now in effect and applicable to the business, including, but not limited to, the Social Security Act; the Federal Acquisition Regulation (“FAR”); and the manuals and other pronouncements of the Centers for Medicare and Medicaid Services (“CMS”);

(iv) Neither the Company nor any of its officers, managers, employees, contractors, or agents is an “Ineligible Person.” An “Ineligible Person” is an individual or entity who: (i) is currently excluded, debarred, suspended, or otherwise ineligible to participate in the federal health care programs or in federal procurement or non-procurement programs; or (ii) has been convicted of a criminal offense that falls within the ambit of 42 U.S.C. § 1320a-7(a), but has not yet been excluded, debarred, suspended, or otherwise declared ineligible;

(v) To the Knowledge of the Company, no officer, manager, employee, contractor, or agent of the Company has committed any act that could be deemed to constitute an act of fraud or abuse under any federal or state healthcare program, including but not limited to the acts set forth in 32 U.S.C. § 1320a-7a (Civil Monetary Penalties Act); 42 U.S.C. § 1328-7b(b) (the federal anti-kickback statute); and 31 U.S.C. § 3729 et seq. (the False Claims Act);

(vi) The Company has maintained, in all material respects all records required by federal and state agencies and private entities with which the Company has contracted including, without limitation, the federal and state Medicare and Medicaid programs and other governmental agencies and private entities in connection with its operation of the business;

(vii) The Company is in compliance in all material respects with the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), including but not limited to: the provisions governing privacy, security, and electronic transmission of health information under HIPAA; all requirements applicable to a Covered Entity (as defined under HIPAA) to the extent applicable to Company; and all requirements of all Business Associate Agreements (as defined under HIPAA) entered into by Company with Covered Entities. The Company has not received any communication or inquiry (whether written or oral) from any Covered Entity for which it is a Business Associate, or from the Department of Health and Human Services or any other Governmental Body, regarding its failure to comply in any material respect with HIPAA;

(viii) The Company is in compliance in all material respects with the requirements of the Medicare, Medicaid or any other governmental healthcare programs that regulate the provision of pharmaceuticals to hospice providers and their patients. The Company has not received any written notice from the Medicare, Medicaid or any other governmental healthcare programs of any pending or Threatened investigations or audits of the Company by any such program and relating to the operation of its business; and

(ix) To the Knowledge of the Company, neither the Company nor any employee, agent or other Person acting on Company’s behalf, has directly, or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, competitor or governmental employee or official (domestic or foreign) that would subject the Company to any material damage or penalty in any civil, criminal or governmental litigation or proceeding.

Section 4.9. Legal Proceedings; Orders.

(a) Except as set forth in Section 4.9(a) of the Disclosure Schedule, the Company has not received any notice of any Proceeding:

(i) that has been commenced, is pending or, to the Knowledge of the Company, Threatened by or against the Company or that otherwise relates to or would reasonably be expected to materially and adversely affect the business of, or any of the assets owned or used by, the Company, or any Governmental Authorizations held by the Company; or

(ii) that challenges, or that would reasonably be expected to have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

To the Knowledge of the Company, (A) no event has occurred or circumstance exists that would reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceeding, and (B) no such Proceeding has been commenced or Threatened against any of the officers, Managers or employees of the Company, and no event has occurred or circumstance exists that would reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceeding. The Company has delivered to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Section 4.9(a) of the Disclosure Schedule.

(b) Except as set forth in Section 4.9(b) of the Disclosure Schedule:

(i) there is no Order to which the Company, or any of the assets owned or used by the Company, is subject; and

(ii) to the Knowledge of the Company, no officer, Manager, agent or employee of the Company is subject to any Order that prohibits such officer, Manager, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Company.

(c) Except as set forth in Sections 4.9(c) of the Disclosure Schedule, all current items in Sections 4.9(a) and (b) of the Disclosure Schedule are fully insured.

Section 4.10. Absence Of Certain Changes And Events. Except as set forth in Section 4.10 of the Disclosure Schedule, since the date of the Balance Sheet, (i) the Company has conducted its business only in the Ordinary Course of Business, (ii) there has not occurred any event, transaction, condition or change which (individually or in the aggregate with all other such events, transactions, conditions or changes) has had or could reasonably be expected to have a Material Adverse Change, and (iii) there has not been any:

(a) change in, or issuance, sale, disposal, pledge, Encumbrance or transfer of any Membership Interests, other equity securities or other bonds or debt securities; grant of any option or right to purchase any units of membership interest in the Company; issuance of any security convertible into or exchangeable for any unit of membership interest in the Company; grant of any registration rights; or purchase, redemption, retirement, or other acquisition by the Company of any units of membership interests in the Company;

(b) amendment to the Organizational Documents of the Company;

(c) acquisition (by merger, consolidation or acquisition of stock or assets) any Person or division or business unit thereof or any equity interest therein;

(d) payment or increase by the Company of any bonus, salary, severance, termination pay or other compensation to any Member, Manager, officer, consultant or employee, or entering into or amending any existing employment, consultancy, severance, retirement or other similar agreement with any officer, Manager, employee or consultant (in either event excluding compensation to employees earning less than $50,000 per year);

(e) adoption of, or material increase in the payments to or benefits under, any Company Plan, or, except as may have been required by Legal Requirement;

(f) entry into or adoption of any collective bargaining or other agreement or arrangement with any labor organization;

(g) compromise or settlement of any Proceeding in excess of $50,000;

(h) plant closing or layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state, or local law, regulation or ordinance (collectively the “WARN Act”);

(i) entry into, adoption of, amending in any manner or terminating any pension, retirement, deferred compensation, employment, health, life, or disability insurance, dependent care, severance or other employee benefit plan agreement, trust, fund or other arrangement for the benefit or welfare of any director, officer, employee or consultant in any manner;

(j) entry into, termination of, or receipt of notice of termination of any Contract or transaction involving a total remaining commitment by or to the Company of at least $50,000 per annum;

(k) making of or failure to make any material capital expenditures or commitments therefore of at least $50,000;

(l) loan, advance or capital contribution or investment in any Person other than loans, advances or capital contributions to or investments made in a subsidiary and advances to employees, each of at least $50,000;

(m) transaction, commitment, contract or agreement relating to the Company’s assets or business (including the acquisition or disposition of any assets) material to the Company, taken as a whole, other than in the Ordinary Course of Business, or materially changed any business practice;

(n) cancellation without fair consideration of any material debt or claims owing to or held by it, except for cancellations of or credits to accounts receivable from customers in the Ordinary Course of Business, discharge or satisfaction of any Encumbrance or payment of any obligation or liability (other than in the Ordinary Course of Business), borrowing of any amount or incurred or become subject to any indebtedness or other liabilities, except indebtedness or liabilities incurred in the Ordinary Course of Business;

(o) sale, assignment, transfer, license, sublicense, lease, abandonment, permission to lapse of, or other disposition of, any tangible or intangible asset or property of the Company or its Subsidiaries, other than in the Ordinary Course of Business, or mortgage, pledge, or imposition of any Encumbrance on any tangible or intangible asset or property of the Company or its Subsidiaries or disclosure of any Confidential Information (other than pursuant to agreements requiring the Person to which such disclosure is made to maintain the confidentiality of, and preserving all rights of the Company and its Subsidiaries in, such Confidential Information);

(p) material change in the accounting methods used by the Company, except for changes required by applicable Legal Requirements or GAAP; or

(q) agreement or commitment, whether oral or written, by the Company to do any of the foregoing.

Section 4.11. Contracts; No Defaults.

(a) Section 4.11(a) of the Disclosure Schedule contains a list of all the Applicable Contracts (the Applicable Contracts required to be disclosed in Section 4.11(a) of the Disclosure Schedule collectively referred to as the “Material Contracts”), including, without limitation:

(i) each Applicable Contract that involves performance of services by the Company of an amount or value in excess of $50,000 per annum;

(ii) each Applicable Contract that involves performance of services or delivery of goods or materials to the Company of an amount or value in excess of $50,000 per annum;

(iii) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Applicable Contracts affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $50,000 per annum);

(iv) each licensing agreement (by the Company or by any of its Subsidiaries to a Person or by a Person to the Company or any of its Subsidiaries) or other Applicable Contract with respect to Patents, Trademarks, Copyrights, Software, Trade Secrets or other Intellectual Property and all other Applicable Contracts affecting the Company’s or any of its Subsidiaries’ ability to use or disclose any Intellectual Property, including, without limitation, agreements with former or current employees, consultants, contractors or any other Persons regarding the ownership, assignment, appropriation or the non-disclosure of any Intellectual Property (except for off-the-shelf shrinkwrap or click-through contracts and licenses of commercially available, unmodified desktop software (provided in executable form only) purchased by the Company or its Subsidiaries in the Ordinary Course of Business);

(v) each joint venture, partnership, and other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company with any other Person;

(vi) each Applicable Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods that involves expenditures or receipts of the Company in excess of $50,000 per annum;

(vii) each Applicable Contract for capital expenditures in excess of $50,000;

(viii) each Applicable Contract for the employment of any officer, individual employee or other Person on a full-time or consulting basis with an annual base salary in excess of $90,000;

(ix) each Applicable Contract relating to the borrowing of money or to mortgaging or pledging (or for which the holder of any indebtedness has an existing right, contingent or otherwise, to be secured by) any portion of the assets of the Company or any of its Subsidiaries;

(x) each Applicable Contract relating to the acquisition of a business or, except for inventory and other tangible property acquired in the Ordinary Course of Business, assets having a fair market value in excess of $50,000 that contains any continuing obligations of the Company or any Subsidiary thereunder;

(xi) each Applicable Contract relating to the sale of any assets involving more than $50,000 that contains any continuing obligations of the Company or any Subsidiary thereunder, other than sales of inventory in the Ordinary Course of Business;

(xii) each marketing or advertising agreement;

(xiii) each power of attorney;

(xiv) each exclusive dealing arrangement or contract requiring the Company or any Subsidiary to fulfill any minimum volume requirements or similar take-or-pay arrangements;

(xv) each Applicable Contract that (a) provides for the Company to be the exclusive provider of any products or service to any person in any geographic area or during any period of time, (b) limits or purports to limit the ability of the Company to compete in any line of business or with any person in any geographic area or during any period of time or (c) would limit or otherwise restrict Buyer or any Subsidiary or Affiliate of Buyer from engaging or competing in any line of business or in any geographical area or require the use of any service provider;

(xvi) each Applicable Contract with any Governmental Entity to which the Company is a party;

(xvii) each settlement, conciliation or similar agreement which requires the Company or its Subsidiaries, after the date of this Agreement, to pay consideration in excess of $50,000 to any third parties or to satisfy monitoring or reporting obligations to any governmental entity outside the Ordinary Course of Business;

(xviii) each other agreement, commitment, arrangement or plan not made in the Ordinary Course of Business that is material to the Company and the Subsidiaries, taken as a whole; and

(xix) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

(b) With respect to each such Material Contract, except as set forth in Section 4.11(b) of the Disclosure Schedule: (i) the Material Contract is a legal, valid, binding and enforceable obligation of the Company and in full force and effect; (ii) the Material Contract will continue to be a legal, valid, binding and enforceable obligation of the Company and in full force and effect on identical terms following the consummation of the Contemplated Transactions; (iii) there exists no event, occurrence, condition or act which, with the giving of notice or the lapse of time, would become a breach or default, or permit termination, modification, or acceleration, by the Company or, to the Knowledge of the Company, by any third party, under any Material Contract; and (iv) no party has repudiated any provision of the Material Contract. The Company has performed in all material respects all of its obligations under the Material Contracts and neither the Company nor, to the Knowledge of the Company, any third party, is in breach or default with respect to any obligation to be performed under any Material Contract, which breach or default (when taken together with any such other breaches and defaults) could reasonably be expected to materially and adversely affect the Company. The Company does not have any present expectation or intention of not fully performing any obligation pursuant to any Material Contract. The Company has provided Buyer with a true and correct copy of all written Material Contracts, in each case together with all amendments, waivers or other changes thereto (all of which are disclosed in Section 4.11(a) of the Disclosure Schedule). Section 4.11(a) of the Disclosure Schedule also contains an accurate and complete description of all material terms of all oral Material Contracts.

Section 4.12. Insurance.

(a) Section 4.12 of the Disclosure Schedule contains a true and complete list (by description and term of coverage) of all liability, property, workers compensation, directors and officers liability, and other similar insurance contracts that insure the business, operations, or assets of the Company, together with a claims history for the past three (3) years. All such insurance is in full force and effect and will continue to be in full force and effect on substantially identical terms following the consummation of the Contemplated Transactions, and the Company is not in default in any material respect with respect to its obligations under any such insurance policies. Except as set forth in Section 4.12 of the Disclosure Schedule, the Company does not have any self-insurance or co-insurance programs, and the reserves set forth on the Interim Balance Sheet are adequate to cover all anticipated liabilities with respect to any such self-insurance or co-insurance programs. The Company has made available to Buyer:

(i) true and complete copies of all current policies or Contracts of insurance to which the Company is a party or under which the Company, is covered;

(ii) true and complete copies of all currently pending applications for policies or Contracts of insurance; and

(iii) any statement by the auditor of the Financial Statements with regard to the adequacy of the Company’s coverage or of the reserves for claims.

(b) Except as set forth in Section 4.12(b) of the Disclosure Schedule:

(i) the Company has not received (A) any refusal of coverage or any notice from any insurer that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder; and

(ii) the Company has paid all premiums due, and has otherwise performed all of its material obligations, under each policy to which the Company is currently a party or that currently provides coverage to the Company.

Section 4.13. Environmental Matters.

(a) Except as disclosed in Section 4.13(a) of the Disclosure Schedule, the Company is in compliance in all material respects with all applicable Environmental Law and Occupational Safety and Health Law, and is not delinquent in the filing or renewal of a permit or other license required under any Environmental Law or Occupational Safety and Health Law. The Company has not received any written communication, whether from a Governmental Body, citizen group, employee, or otherwise, that alleges that the Company is not in full compliance with, has failed to perform any duty under, or has any liability under, any Environmental Law or Occupational Safety and Health Law. All permits and other governmental authorizations currently held by the Company pursuant to any Environmental Law or Occupational Safety and Health Law are identified in Section 4.13(a) of the Disclosure Schedule.

(b) There is no Proceeding pending or, to the Company’s Knowledge, Threatened against the Company or against any Person whose Environmental, Health, and Safety Liabilities the Company has retained or assumed either contractually or by operation of law. Except as disclosed in Section 4.13(b) of the Disclosure Schedule, there is no basis for any such Proceeding against the Company or against any Person whose Environmental, Health, and Safety Liabilities the Company has retained or assumed either contractually or by operation of law.

(c) None of the following exists at any property or facility owned or operated by the Company: (i) underground storage tanks; (ii) asbestos-containing material in any form or condition; (iii) materials or equipment containing polychlorinated biphenyls; or (iv) landfills, surface impoundments, or disposal areas.

(d) None of the Company, its Subsidiaries, or their respective predecessors has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released, or exposed any person to, any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) so as to give rise to any current or future liabilities under Environmental Laws.

(e) The Company has furnished to Buyer all environmental audits, reports and other material environmental documents relating to its or its affiliates or predecessors past or current properties, facilities or operations which are in its possession or under its reasonable control.

Section 4.14. Employees.

(a) Section 4.14(a) of the Disclosure Schedule contains a complete and accurate list of the following information for each current employee of the Company, including each employee on leave of absence: name; job title; current compensation paid or payable; vacation accrued; and service credited for purposes of vesting and eligibility to participate under any Company Plan.

(b) Except as set forth in Section 4.14(b) of the Disclosure Schedule, to the Knowledge of the Company, no employee or Manager of the Company (i) is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or Manager and any other Person other than the Company (“Proprietary Rights Agreement”) that in any way adversely affects or will affect (A) the performance of his or her duties as an employee or Manager of the Company, or (B) the ability of the Company to conduct its business, including any Proprietary Rights Agreement with Sellers, and (ii) has any plans to terminate his or her employment or relationship with the Company.

Section 4.15. Labor Relations; Compliance. Since December 31, 2004, the Company has not been nor is it currently a party to any collective bargaining or other labor Contract. Since December 31, 2004, except as set forth in Section 4.15 of the Disclosure Schedule, there has not been, there is not presently pending or existing, and to the Knowledge of the Company, there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, employee grievance process or other material labor dispute, (b) any Proceeding against or affecting the Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting the Company, or (c) any application for certification of a collective bargaining agent. The Company has not engaged in any unfair labor practice. The Company has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company. To the Knowledge of the Company, no event has occurred or circumstance exists that will provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by the Company, and no such action is contemplated by the Company. The Company has complied in all material respects with all applicable Legal Requirements relating to labor and employment, including but not limited to equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, classification and treatment of employees and independent contractors, the payment of social security and similar Taxes, occupational safety and health, and plant closing. The Company is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

Section 4.16. Intellectual Property.

(a) The term “Intellectual Property” means

(i) all fictional business names, logos and corporate names, trade names, trademarks, service marks, internet domain names, and registrations and applications for registration thereof, together with all of the goodwill associated therewith (collectively, “Marks”);

(ii) all patents, patent applications and inventions and discoveries that may be patentable (collectively, “Patents”);

(iii) all copyrights in both published works and unpublished works, and registrations and applications for registration thereof (collectively, “Copyrights”);

(iv) all know-how, trade secrets, technical information, technical data, process technology, drawings, specifications, designs and blue prints (collectively, “Trade Secrets”), customer and supplier lists, plans, proposals, financial and marketing plans, and other Confidential Information;

(v) computer software (in both source code and object code form), data, databases and documentation thereof (collectively, “Software”);

(vi) registrations and applications for any of the foregoing.

(b) The term “Intellectual Property Assets” means (y) the Intellectual Property set forth in Sections 4.16(c)-4.16(f) of the Disclosure Schedule and (z) all other Intellectual Property used in, or necessary for, the operation of the Company’s or any of its Subsidiaries’ businesses as they are currently conducted. Except as set forth in Section 4.16(b) of the Disclosure Schedule, the Company (i) is the owner of all right, title, and interest in and to the Intellectual Property set forth on Schedules 4.16(c)-4.16(f) of the Disclosure Schedule, and (ii) is the owner of all right, title, and interest in and to, or has the valid and enforceable right to use without payment to a third party (pursuant to an agreement set forth on Section 4.11(a)(iv) of the Disclosure Schedule or an off-the-shelf shrinkwrap or click-through contract and license of commercially available, unmodified desktop software (provided in executable form only) purchased by the Company or its Subsidiaries in the Ordinary Course of Business), all of the other Intellectual Property Assets, in each case (for clauses (i) and (ii)) free and clear of all Encumbrances.

(c)

(i) Section 4.16(c) of the Disclosure Schedule contains a complete and accurate list and summary description of all registrations and applications for registrations of Marks and material unregistered Marks owned, used, or licensed by or to the Company or any of its Subsidiaries.

(ii) All Marks that have been registered with the United States Patent and Trademark Office are currently in compliance with all Legal Requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.

(iii) No Mark has been or is now involved in any opposition, invalidation, or cancellation and, to the Knowledge of the Company, no such action is Threatened with the respect to any of the Marks.

(iv) To the Knowledge of the Company, there is no potentially interfering Mark or registration or application for registration of Mark of any third party.

(v) All products and materials containing a Mark bear the proper federal registration notice where permitted by law.

(d) Section 4.16(d) of the Disclosure Schedule contains a complete and accurate list and summary description of all Copyrights owned, used, or licensed by or to the Company or any of its Subsidiaries.

(e) Except as set forth in Section 4.16(e) of the Disclosure Schedule:

(i) With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

(ii) The Company has taken all reasonable precautions and all necessary and desirable actions to protect the secrecy, confidentiality, and value of its Trade Secrets.

(iii) The Company has good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets, no Trade Secret has been used, divulged, or appropriated to the detriment of the Company, and no Trade Secret is subject to any adverse claim or has been challenged or, to the Knowledge of the Company, Threatened in any way.

(f) Section 4.16(f) of Disclosure Schedule contains a complete and accurate list and summary description of all Patents, material Software and other material Intellectual Property owned, used or licensed by or to the Company or any of its Subsidiaries (other than Intellectual Property set forth in Sections 4.16(c)-4.16(e) of the Disclosure Schedule and other than Software subject to or used by the Company pursuant to an off-the-shelf shrinkwrap or click-through contract and license of commercially available, unmodified desktop software (provided in executable form only) purchased by the Company or its Subsidiaries in the Ordinary Course of Business).

(g) Except as set forth in Section 4.16(g) of the Disclosure Schedule, (i) to the Knowledge of the Company, all of the Intellectual Property Assets are valid and enforceable and none of the Intellectual Property Assets has been misused; and (ii) no claims are pending or, to the Knowledge of the Company Threatened, against the Company or any of its Subsidiaries by any Person regarding the use or ownership of any Intellectual Property Assets, or challenging or questioning the validity or enforceability of any Intellectual Property Assets, and there are no grounds for the same.

(h) Except as set forth in Section 4.16(h) of the Disclosure Schedule, (i) neither the conduct of the Company’s business or any of its Subsidiaries’ businesses nor any of the products sold or services provided by the Company or any of its Subsidiaries in connection therewith has infringed, misappropriated or otherwise conflicted, or infringes, misappropriates or otherwise conflicts with Intellectual Property of any other Person; (ii) neither the Company nor any of its Subsidiaries has received any notices regarding any of the foregoing (including, without limitation, any demands or unsolicited offers to license any Intellectual Property from any other Person); and (iii) to the Knowledge of the Company, no other Person has infringed, misappropriated or otherwise conflicted with any Intellectual Property Assets.

(i) The Company or its Subsidiaries is the owner of all right, title, and interest in and to all Intellectual Property developed by, for or under the direction or supervision of the Company or any of its Subsidiaries, and all past and present employees of, and contractors and consultants to, the Company and its Subsidiaries that have been involved in the development of any such Intellectual Property (including, without limitation, the Intellectual Property set forth in Sections 4.16(c)-4.16(f) of the Disclosure Schedule) have entered into agreements pursuant to which such employee, contractor or consultant agrees to protect the Confidential Information and assign to the Company or its Subsidiaries all Intellectual Property developed by such employee, contractor or consultant in the course of his or her relationship with the Company or its Subsidiaries, without further consideration or any restrictions or obligations on the use or ownership of such Intellectual Property.

(j) The collection, use, storage, processing, import, export and disclosure by the Companies or the Subsidiaries of personally identifiable information or other protected information relating to individuals, have complied with, and are currently in compliance in all material respects with, all applicable Legal Requirements relating to data collection, use, privacy or protection and all additional or higher leading industry standards or requirements. The Company and the Subsidiaries have respective privacy policies that are consistent in all material respects with such Legal Requirements and industry standards or requirements and have complied with, and are presently in compliance with, such privacy policies.

Section 4.17. Relationships With Related Persons. Except as set forth in Section 4.17 of the Disclosure Schedule: (a) no Seller or any Related Person of Sellers or of the Company has any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Company’s business and (b) no Seller or any Related Person of Sellers or of the Company owns an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with the Company or (ii) engaged in competition with the Company with respect to any line of the products or services of the Company (a “Competing Business”) in any market presently served by the Company except for passive investment ownership of less than one percent of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth in Section 4.17 of the Disclosure Schedule, no Seller or any Related Person of Sellers or of the Company is a party to any Contract with, or has any claim or right against, the Company.

Section 4.18. Accounts Receivable. The notes and accounts receivable of the Company have been generated in the Ordinary Course of Business, are properly reflected on the Company’s books and records in a manner consistent with past practices, reflect valid obligations due to the Company for the payment of goods or services provided by its business and, except as set forth in Section 4.18 of the Disclosure Schedule, are collectible in accordance with their terms at their recorded amounts, subject only to the reserves for bad debts set forth on the face of the Interim Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company. No counterclaims, offsetting claims, or defenses to collection of such receivables that are material to the amount of such receivables (except for counterclaims, offsetting claims or refunds arising in the Ordinary Course of Business) have been incurred and are pending or, to the Knowledge of the Company, Threatened, and all asserted counterclaims or offsetting claims or defenses with respect to accounts receivable have been deducted or reserved against.

Section 4.19. Brokers Or Finders. Except as set forth in Section 4.19 of the Disclosure Schedule, the Company has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

Section 4.20. Customers and Vendors. Section 4.20 of the Disclosure Schedule contains a list of (i) the top 20 customers and clients of the Company and (ii) the top 20 suppliers and vendors, each sorted by fiscal year net revenue (not including as revenue patient copays), for the fiscal year ended December 31, 2007, together with the amounts of revenue from or payments to each such customer, client, supplier or vendor (as applicable) for such year and for the interim period of 2008 ending on February 29, 2008. Except as set forth in Section 4.20 of the Disclosure Schedule, the Company has not received any written or oral notice, and is not aware of any facts indicating that, any customer, client, supplier or vendor of the Company intends to terminate its business relationship with the Company (as a result of the Contemplated Transactions or otherwise) or to limit or alter its business relationship with the Company in any material respect (including, without limitation, any changes with respect to pricing, volume or cost of services or any other terms or conditions).

Section 4.21. Commissions and Fees. Section 4.21 of the Disclosure Schedule lists all of the individuals or organizations to which the Company has paid during its current calendar year to the date hereof, or has or may have an obligation to pay, a commission or other fee based on claims or client volume, the basis, including a formula that determines the amount of each such obligation, and the correct amount of such commission or other fee applicable to each such listed individual or organization, whether (identifying such capacity and for whom) such individuals or organizations acted as consultants, brokers, administrators or finders for the Company or any of its clients or customers.

Section 4.22. Subsidiaries. Section 4.22 of the Disclosure Schedule sets forth for each Subsidiary of HospiScript or Concept (i) its name and jurisdiction of incorporation or formation, (ii) the number of authorized shares or units for each class of its capital stock or membership interests (as applicable), (iii) the number of issued and outstanding shares or units of each class of its capital stock or membership interests, the names of the holders thereof, and the number of shares or units held by each such holder, and (iv) the number of shares or units of its capital stock or membership interests held in treasury. All of the issued and outstanding shares of capital stock or units of membership interest of each Subsidiary of HospiScript or Concept have been duly authorized and are validly issued, fully paid, and non-assessable. HospiScript or Concept (as applicable) hold of record and own beneficially all of the outstanding shares or units of each Subsidiary of HospiScript or Concept (as applicable), free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), Taxes, Encumbrances, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any of HospiScript or Concept and their Subsidiaries to sell, transfer, or otherwise dispose of any capital stock or units of membership interest of any of their Subsidiaries or that could require any Subsidiary of HospiScript or Concept to issue, sell, or otherwise cause to become outstanding any of its own capital stock or units of membership interest. There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to any Subsidiary of HospiScript or Concept. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock or membership interests of any Subsidiary of HospiScript or Concept. Neither HospiScript, Concept nor any of their Subsidiaries controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust, or other business association that is not a Subsidiary of HospiScript or Concept. Except for the Subsidiaries set forth in Section 4.22 of the Disclosure Schedule, neither HospiScript, Concept nor any of their Subsidiaries owns or has any right to acquire, directly or indirectly, any outstanding capital stock or membership interests of, or other equity interests in, any Person.

Section 4.23. Disclosure. To the Knowledge of the Company, the representations and warranties contained in this Article IV, taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article IV not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

The Buyer represents and warrants to Sellers, as of the date hereof and as of the Closing Date (except, as to any representation or warranty which specifically is made by reference to an earlier date, as of such earlier date) as follows:

Section 5.1. Organization And Good Standing. The Buyer is a corporation, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that it now owns or uses. The Buyer is qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, and the failure to be so qualified or in good standing would result in a Material Adverse Change.

Section 5.2. Authority; No Conflict.

(a) The Buyer has full power and authority to execute and deliver and to perform its obligations under this Agreement, and the execution, delivery and performance by the Buyer of this Agreement, and the consummation of the Contemplated Transactions, have been duly and validly authorized by all necessary actions of the Buyer and its board of directors (none of which has been modified or rescinded and all of which actions are in full force and effect). No other action on the part of the Buyer is necessary to authorize the execution and delivery of this Agreement or the performance of its obligations hereunder. This Agreement constitutes a valid and binding agreement and obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as such enforceability may be limited by the Enforceability Exceptions. Upon the execution and delivery by Buyer of the Escrow Agreement and all other documents required to be executed by Buyer at Closing (collectively, the “Buyer’s Closing Documents”), the Buyer’s Closing Documents will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by the Enforceability Exceptions. Buyer has the power and authority to execute and deliver this Agreement and the Buyer’s Closing Documents and to perform its obligations under this Agreement and the Buyer’s Closing Documents.

(b) Neither the execution and delivery of this Agreement and the Buyer’s Closing Documents by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will (i) give any Person the right to prevent, delay or otherwise interfere with any of the Contemplated Transactions pursuant to any provision of the Buyer’s Organizational Documents, any Legal Requirement or Order to which the Buyer may be subject or any Contract to which the Buyer is a party or by which the Buyer may be bound, (ii) violate any Legal Requirement or Order to which the Buyer may be subject or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, or create in any Person the right to accelerate, terminate, modify or cancel, any Contract to which the Buyer is a party or by which the Buyer may be bound.

(c) Except as set forth in Section 5.2(c) of the Disclosure Schedule, Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement and the Buyer’s Closing Documents or the consummation or performance of any of the Contemplated Transactions.

Section 5.3. Investment Intent. Buyer intends to acquire and hold the Membership Interests for investment for its own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof. Buyer has no present intention of selling, granting any participation or interest in, or otherwise distributing, transferring, or disposing of the same. Buyer does not intend to dispose of all or any part of the Membership Interests, unless and until Buyer has satisfied all holding period and other requirements provided by the applicable securities laws, with respect to its purchase of the Membership Interests.

Section 5.4. Certain Proceedings. There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer’s Knowledge, no such Proceeding has been Threatened.

Section 5.5. Capability to Perform. Buyer has, and as of the Closing Date will have, available (either in immediately available cash or from available unused lines of credit or third party financing, or a combination thereof) funds sufficient to pay the Purchase Price and to consummate the Contemplated Transactions.

Section 5.6. Buyer’s Knowledge and Experience. Buyer has such knowledge and experience in financial and business matters and specifically the specific business and operations of the Company that Buyer is capable of evaluating the merits and risks of an investment in the Membership Interests. Buyer has conducted its own due diligence with respect to the Company, the Membership Interests, and any other matter that Buyer believes to be material to its decision to purchase the Membership Interests. Buyer is making its investment decision based on its own investigation and, except as set forth herein, its decision is not based upon representations made to it by the Company, the Sellers or any of their respective Representatives. This Section 5.6 shall in no way limit Buyer’s right to rely on the representations and warranties set forth in Articles III and IV.

Section 5.7. Membership Interests Not Registered. Buyer understands that the Membership Interests have not been passed on as to the fairness or recommended or endorsed by any Governmental Body and their issuance has not been registered under the Securities Act or the securities laws of any state, in reliance upon exemptions from registration contained in the Securities Act and such laws. Buyer has adequate resources to bear the economic risk of its purchase of the Membership Interests for an indefinite period of time.

Section 5.8. No Other Representations. Buyer acknowledges that the detailed representations and warranties contained herein have been negotiated at arm’s length among sophisticated business Persons. Except for the representations and warranties of Sellers contained in Article III and the representations and warranties of the Company contained in Article IV, Buyer acknowledges that none of Sellers, the Company or any other Person acting on behalf of Sellers or the Company, makes or has made any other express or implied representation or warranty to Buyer as to the accuracy or completeness of any information regarding Sellers, the Company or the subject business, or any other matter.

Section 5.9. Brokers Or Finders. Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement and will indemnify and hold Sellers harmless from any such payment alleged to be due by or through Buyer as a result of the action of Buyer or its officers or agents.

ARTICLE VI

COVENANTS OF THE COMPANY AND SELLERS PRIOR TO CLOSING

Section 6.1. Access and Investigation. Subject to the terms of the Confidentiality Agreement and the prior termination of this Agreement, between the date of this Agreement and the Closing Date, the Sellers, the Company and their respective Representatives will (a) afford the Buyer and its Representatives reasonable access during the Company’s normal business hours to the Company’s personnel, customers (subject to the Company’s prior approval, which approval shall not be unreasonably withheld), vendors and other business relations of the Company, properties, contracts, books and records, and other documents and data, (b) make available to the Buyer and its Representatives copies of all such contracts, books and records, and other existing documents and data as the Buyer may reasonably request, and (c) furnish the Buyer and its Representatives with such additional financial, operating, and other data and information as the Buyer may reasonably request.

Section 6.2. Operation of the Businesses of the Company. Except as approved in writing by the Buyer, or otherwise required by this Agreement or the Contemplated Transactions, between the date of this Agreement and the Closing Date, the Company will (a) conduct its business only in the Ordinary Course of Business; and (b) preserve intact the current business organization of the Company, keep available the services of the current Managers, officers, employees and agents of the Company, and maintain the relations and goodwill with current suppliers, customers, landlords, creditors, employees, agents and others having business relationships with the Company.

Section 6.3. Negative Covenants. Except as otherwise required by this Agreement or the Contemplated Transactions, pending and prior to the Closing, the Company will not, without the prior written consent or approval of the Buyer, which consent shall not be unreasonably withheld or delayed, do or agree to do any of the following:

(a) Sell, assign, lease or otherwise transfer or dispose of any of its assets, or enter into any Contracts relating thereto, other than in the Ordinary Course of Business, or sell, assign, license, sublicense, abandon, permit to lapse, or otherwise transfer or dispose of any Intellectual Property, or disclose any Confidential Information (other than pursuant to agreements requiring the Person to which such disclosure is made to maintain the confidentiality of and preserving all rights of the Company and its Subsidiaries and preserving all rights of the Company and its Subsidiaries in such Confidential Information), provided that the Company may make distributions to the Members equal to the Preference Amount and to permit such Members to pay taxes allocable to them as a result of the Company’s earnings.

(b) Create, assume, guarantee, endorse or otherwise become liable for, responsible for or permit to exist any Encumbrances upon any of its assets (tangible or intangible), except for Permitted Encumbrances.

(c) Make any loans, advances or capital contributions to or investments in any other Person (other than to a Subsidiary, customary loans or advances to employees in each case in the ordinary course of business of less than $50,000 or loans to Sellers who are employees for the payment of such Seller’s 2007 tax obligation resulting from the issuance of Common Units to such Seller during 2007, such loans to be repaid at Closing).

(d) Waive any material right, except in the Ordinary Course of Business.

(e) Amend its Organizational Documents.

(f) Make any change in, or pledge or otherwise subject to any Encumbrance (except for Permitted Encumbrances), its or any of its Subsidiary’s issued or outstanding units of membership interest or capital stock, or issue any units of membership interest of the Company or its Subsidiary, except in connection with the Conversion.

(g) Adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization.

(h) Except as may be required as a result of a change in law or in GAAP, change any of the accounting principles used by it.

(i) Revalue any of its assets or properties, including writing down the value of assets or writing-off notes or accounts receivable, other than in the Ordinary Course of Business or due to changes in GAAP requiring such revaluation.

(j) Make any material change to any Company Plan.

(k) Amend or terminate any insurance policy without replacing such policy with a policy providing at least comparable coverage, insuring comparable risks and issued by an insurance company financially comparable to the prior insurance company.

(l) Take any action that would require disclosure pursuant to Section 4.10 if taken after the date of the Balance Sheet but before the date of this Agreement, provided that the Company may make distributions to the Members equal to the Preference Amount and to permit such Members to pay taxes allocable to them as a result of the Company’s earnings.

(m) Agree or commit in writing or otherwise to take any of the actions described in Section 6.3(a) through (l).

Section 6.4. Required Approvals. As promptly as practicable, but no later than ten (10) Business Days after the date of this Agreement, the Company and the Sellers will make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions (including all filings under the HSR Act). Between the date of this Agreement and the Closing Date, Sellers shall use commercially reasonable efforts to, and will cause the Company to, (a) cooperate with the Buyer with respect to all filings that the Buyer elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions, and (b) cooperate with the Buyer in obtaining all consents identified in Section 5.2(c) of the Disclosure Schedule (including taking all actions reasonably requested by the Buyer to cause early termination of any applicable waiting period under the HSR Act).

Section 6.5. No Negotiation. Until such time, if any, as this Agreement is terminated pursuant to Article X, each Seller will not, and will cause the Company and each of their respective Representatives, stockholders, members and affiliates to not, and the Company will not, and will cause each of its Representatives, Members and affiliates to not, directly or indirectly (i) solicit, initiate, encourage, submit, discuss, facilitate (including by way of furnishing information) or take any other action whatsoever resulting in or designed to assist, participate, facilitate, solicit or encourage any inquiries or proposals regarding any merger, share exchange, consolidation, reorganization, liquidation, dissolution, recapitalization, sale of assets, assumption of liabilities, sale of units of membership interest or equity securities (or any rights to acquire, or securities convertible into or exchangeable for, any such equity securities) or any other similar transactions involving the Company or its assets or business (any of the foregoing inquiries or proposals being referred to herein as an “Acquisition Proposal”) or (ii) participate in any discussions or negotiations regarding any of the foregoing. The Sellers and the Company agree to notify Buyer immediately if any Person makes any proposal, offer, inquiry or contact with respect to an Acquisition Proposal.

Section 6.6. Transfer of Membership Interests of SeniorScript. Sellers and the Company will take all necessary actions to transfer 100% of the issued and outstanding units of membership interest in SeniorScript, LLC, an Alabama limited liability company (“SeniorScript”), to HospiScript such that HospiScript will own 100% of the issued and outstanding units of membership interest in SeniorScript on or prior to the Closing Date.

Section 6.7. Dissolution of PremierScript. As soon as practicable, but not later than 60 days following the Closing, Sellers and the Company will take all necessary actions to wind down

(including writing off all intracompany debt and receivables) and effect the dissolution of PremierScript, LLC, an Alabama limited liability company (“PremierScript”), and will cause a certificate of dissolution of PremierScript to be filed with the Judge of Probate of Montgomery County, Alabama.

ARTICLE VII

COVENANT OF BUYER PRIOR TO CLOSING

Section 7.1. Required Approvals. As promptly as practicable, but no later than ten (10) Business Days after the date of this Agreement, the Buyer will make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions (including all filings under the HSR Act). Between the date of this Agreement and the Closing Date, the Buyer shall use commercially reasonable efforts to (i) cooperate with Sellers with respect to all filings that Sellers elect to take or are required by Legal Requirements to make in connection with the Contemplated Transactions, and (ii) cooperate with Sellers in obtaining all consents identified in Section 3.2(c), Section 3.2(d) and Section 4.3(c) of the Disclosure Schedule (including taking all actions reasonably requested by Sellers to cause early termination of any applicable waiting period under the HSR Act).

ARTICLE VIII

ADDITIONAL AGREEMENTS

Section 8.1. Undertakings. The Sellers, the Company and the Buyer will use commercially reasonable efforts, and will cooperate with one another, to secure all necessary consents, approvals, authorizations and exemptions from Governmental Bodies and other third parties, and to obtain the satisfaction of their respective conditions specified in Articles IX and X, as shall be required in order to enable the Sellers, the Company and the Buyer to effect the Contemplated Transactions in accordance with the terms and conditions hereof.

Section 8.2. Repayment of Senior Credit Facilities. The Sellers shall cause, at the Closing (i) all indebtedness owed by the Company, together with all interest, fees, premiums, expenses and other charges or amounts payable of any kind, including all deferred fees and termination fees (the “Financing Charge Amount”) in respect of the line of credit facility and term loan of the Company due to Wachovia Bank (the “Senior Credit Facilities”) to be paid in full, (ii) all commitments in respect of the Senior Credit Facilities to be terminated and (iii) all Encumbrances of any nature whatsoever securing the Senior Credit Facilities to be released and the Company to receive all releases or terminations under the Uniform Commercial Code and any other applicable federal, state or local statutes or regulations of any financing or similar statements filed in respect of the Senior Credit Facilities.

Section 8.3. Litigation Support. In the event, and for so long as, any party actively is contesting or defending against any Proceeding in connection with (a) any aspect of the Contemplated Transactions or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving the Company, the other parties will cooperate with the party contesting or defending and its counsel in the Proceeding, make available its personnel, and provide such testimony and access to its books and records as will be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending Party is entitled to indemnification therefor hereunder).

Section 8.4. Retention of Records. Buyer will cause the Company to retain, until all applicable Tax statutes of limitations (including periods of waiver) have expired, all books, records and other documents pertaining to the Company in existence on the Closing Date that are required to be retained under current retention policies and to make the same available after the Closing Date for inspection and copying by any Seller or his or its Representatives at Seller’s expense, during regular business hours and upon reasonable request and upon reasonable advance notice. Sellers agree that such records will be kept strictly confidential and used only for tax purposes.

Section 8.5. Prior Knowledge. If at any time on or before the Closing Date, any party obtains any Knowledge (whether through investigation or otherwise) of any Breach or any material fact that causes such party to reasonably believe that any of the representations, warranties or covenants of any other party contained herein are untrue or inaccurate in any respect, then such party shall inform the other party of such material fact promptly following such party’s obtaining Knowledge thereof.

Section 8.6. Updating Disclosure Schedule. In connection with the Closing, the Sellers, the Company and the Buyer will promptly supplement or amend the various Sections of the Disclosure Schedule upon becoming aware of any matters, developments, events or circumstances that occur between the date of this Agreement and Closing, which, if existing, occurring or known on the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or which are necessary to correct any information in such Disclosure Schedule which has been rendered inaccurate by such events and circumstances. If any such supplement or amendment (considered individually or collectively with all other such supplements or amendments) relating to any representation or warranty of the Company discloses a Material Adverse Change and the conditions set forth in Section 9.1(a) or (b) have not been waived by Buyer, then Buyer shall have the right to terminate this Agreement pursuant to Section 11.1(b) after giving effect to the notice and cure periods thereof. If Buyer does not terminate this Agreement pursuant to the immediately preceding sentence within three (3) Business Days of the end of the cure period pursuant to Section 11.1(b), each such supplement or amendment will be deemed accepted by Buyer and will be effective, solely for purposes of Sections 9.1(a), (b) and 11.1(b), to “cure” any breach or failure to be true and correct of any representation or warranty relating to such part or parts of the Disclosure Schedule not having read as so supplemented or amended, and thereafter, subject to the following sentence and solely for purposes of Sections 9.1(a), (b) and 11.1(b), such part or parts of the Disclosure Schedule shall be treated as having read as so supplemented or amended from and after date of this Agreement. For the avoidance of doubt, the preceding two sentences shall only apply to supplements or amendments relating to the representations and warranties of the Company, shall not apply to supplements or amendments relating to any covenant or obligation of the Company and shall not affect any condition precedent to the Buyer’s obligation to purchase the Membership Interests relating to any covenant or obligation of any Seller or the Company (including, without limitation, Section 9.2 hereof or any termination right of the Buyer in Article XI). In the event Sellers or the Company subsequently provide additional supplements or amendments to the Disclosure Schedule, Buyer shall be permitted to evaluate them on a cumulative basis with all prior supplements and amendments pursuant to this Section 8.6. For the avoidance of doubt, Buyer will not be deemed to have waived any and all breaches of representations, warranties and covenants of this Agreement disclosed pursuant to the supplements or amendments to the Disclosure Schedules provided pursuant to this Section 8.6 and accordingly shall be entitled to indemnification pursuant to Article XII for any such matters.

ARTICLE IX

CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

Buyer’s obligation to purchase the Membership Interests and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

Section 9.1. Accuracy of Representations.

(a) Each Seller’s representations and warranties in this Agreement (considered collectively) that are qualified as to materiality or Material Adverse Change, or any similar standard or qualification, shall be true and correct in all respects (giving effect to any such qualifications), and each of the representations and warranties made by the Sellers in this Agreement that are not qualified as to materiality or Material Adverse Change, or any similar standard or qualification, shall be true and correct in all material respects, in each case as of the Closing Date as if made on the Closing Date (giving full effect to any supplements to the Disclosure Schedule that were delivered by Sellers to Buyer prior to the Closing Date in accordance with Section 8.6, and except for representations and warranties that speak as of a specific date or time (which need only be true and correct as of such date or time)).

(b) Each of the Company’s representations and warranties in this Agreement that are qualified as to materiality or Material Adverse Change, or any similar standard or qualification, shall be true and correct in all respects (giving effect to any such qualifications), and each of the representations and warranties made by the Company in this Agreement that are not qualified as to materiality or Material Adverse Change, or any similar standard or qualification, shall be true and correct in all material respects, in each case as of the Closing Date as if made on the Closing Date (giving full effect to any supplements to the Disclosure Schedule that were delivered by the Company to Buyer prior to the Closing Date in accordance with Section 8.6, and except for representations and warranties that speak as of a specific date or time (which need only be true and correct as of such date or time)).

Section 9.2. Sellers’ and Company’s Performance.

(a) All of the covenants and obligations that Sellers and the Company are required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed and complied with in all material respects.

(b) Each document required to be delivered pursuant to Section 2.5 shall have been delivered and the performance of all the Sellers’ obligations under Section 8.2 shall have been completed and satisfied.

Section 9.3. Consents. Each of the Consents identified in Section 3.2 and Section 4.3(c) of the Disclosure Schedule shall have been obtained and must be in full force and effect. Any waiting period applicable to the consummation of the purchase and sale of the Membership Interests under the HSR Act shall have expired or been terminated.

Section 9.4. Additional Documents. Buyer shall have received such other documents as Buyer may reasonably request for the purpose of (a) evidencing the accuracy of any of the Company’s and the Sellers’ representations and warranties, (b) evidencing the performance by the Company and each Seller of, or the compliance by the Company and each Seller with, any covenant or obligation required to be performed or complied with by the Company or such Seller, (c) evidencing the satisfaction of any condition referred to in Articles VI and VIII, or (d) otherwise facilitating the consummation or performance of any of the Contemplated Transactions. Without limiting the generality of the foregoing, Buyer shall have received (i) the written resignation of each Manager, dated as of the Closing Date, as may be requested by Buyer prior to the Closing, (ii) written waivers by the Company and each Seller of any and all rights of first offer, drag-along rights, tag-along rights, rights to repurchase Membership Interests and similar restrictions on transfer set forth in the Organizational Documents of the Company, (iii) certified copies of the Organizational Documents of the Company and the resolutions of the Company’s board of managers approving the transactions contemplated by this Agreement; (iv) a certificate of the appropriate governmental officer of the jurisdiction in which each of the Company is formed and each jurisdiction where it is qualified to do business, dated within five (5) days of the Closing Date, stating that the Company is in good standing, (v) releases from each Seller, in such Seller’s capacity as a holder of Membership Interests; (vi) written evidence satisfactory to Buyer that all outstanding agreements among any of the Sellers and the Company shall have been terminated; (vii) customary payoff letters for any Funded Indebtedness to be paid at the Closing as necessary for the Membership Interests and the assets of the Company to be delivered free and clear of all Encumbrances on terms reasonably satisfactory to Buyer; and (viii) releases of any and all security interests held by third party on terms reasonably satisfactory to Buyer.

Section 9.5. No Proceedings. Since the date of this Agreement, there must not have been commenced or Threatened against Buyer, or against any Person affiliated with Buyer, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

Section 9.6. No Claim Regarding Membership Interest Ownership Or Sale Proceeds. Since the date of this Agreement, there must not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any membership interest of, or any other voting, equity, or ownership interest in, the Company, or (b) is entitled to all or any portion of the Purchase Price payable for the Membership Interests.

Section 9.7. No Injunction. There must not be in effect any Legal Requirement or any injunction or other Order that prohibits the purchase of the Membership Interests from Sellers by Buyer or declares void or unlawful the transactions contemplated by this Agreement or would cause such transactions to be rescinded.

Section 9.8. Management Arrangements. Each of Shannon Speir, Robert Gamble and John M. Sayler shall have entered into employment and other equity, incentive or profit-sharing arrangements with Buyer on terms reasonably satisfactory to Buyer, and such agreements shall be in full force and effect as of the Closing.

Section 9.9. Transfer of Membership Interests of SeniorScript. All of the issued and outstanding units of membership interest in SeniorScript shall have been transferred to HospiScript such that HospiScript owns 100% of the issued and outstanding units of membership interest in SeniorScript.

ARTICLE X

CONDITIONS PRECEDENT TO SELLERS’ OBLIGATION TO CLOSE

Sellers’ respective obligations to sell the Membership Interests and to take the other actions required to be taken by Sellers at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Selling Parties’ Representative, in whole or in part):

Section 10.1. Accuracy of Representations. Each of Buyer’s representations and warranties in this Agreement that are qualified as to materiality or Material Adverse Change, or any similar standard or qualification, shall be true and correct in all respects (giving effect to any such qualifications), and each of the representations and warranties made by Buyer in this Agreement that are not qualified as to materiality or Material Adverse Change, or any similar standard or qualification, shall be true and correct in all material respects, in each case as of the Closing Date as if made on the Closing Date (except for representations and warranties that speak as of a specific date or time (which need only be true and correct as of such date or time)).

Section 10.2. Buyer’s Performance.

(a) All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been performed and complied with in all material respects.

(b) Buyer shall have delivered each of the documents required to be delivered by Buyer pursuant to Section 2.5 and this Article X and shall have made the cash payments required to be made by Buyer pursuant to Sections 2.5(b) and 2.7.

Section 10.3. Consents. Each of the Consents identified in Section 5.2(c) of the Disclosure Schedule shall have been obtained and must be in full force and effect.

Section 10.4. Additional Documents. Buyer shall have caused such other documents as Sellers may reasonably request for the purpose of (a) evidencing the accuracy of any representation or warranty of Buyer, (b) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer, (c) evidencing the satisfaction of any condition referred to in this Article, or (d) otherwise facilitating the consummation of any of the Contemplated Transactions, to be delivered to Sellers.

Section 10.5. No Injunction. There must not be in effect any Legal Requirement or any injunction or other Order that prohibits the purchase of the Membership Interests from Sellers by Buyer or declares void or unlawful the transactions contemplated by this Agreement or would cause such transactions to be rescinded.

ARTICLE XI

TERMINATION

Section 11.1. Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:

(a) by Selling Parties’ Representative (on behalf of itself, the Sellers and the Company) if a material Breach of any provision of this Agreement has been committed by the Buyer and such material Breach, if curable, has not been cured within ten (10) days after written notice from the Selling Parties’ Representative or has not been waived by the Selling Parties’ Representative but in no event later than the Termination Date;

(b) subject to the limitations set forth in Section 8.6, by Buyer if a material Breach of any provision of this Agreement has been committed by the Sellers, the Company or the Selling Parties’ Representative and such material Breach, if curable, has not been cured within ten (10) days after written notice from Buyer or has not been waived by Buyer but in no event later than the Termination Date;

(c) (i) by Buyer if satisfaction of any of the conditions in Article IX becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Termination Date; or (ii) by Selling Parties’ Representative (on behalf of itself, the Sellers and the Company), if satisfaction of any of the conditions in Article X becomes impossible (other than through the failure of Sellers, the Company or the Selling Parties’ Representative to comply with its obligations under this Agreement) and Selling Parties’ Representative has not waived such condition on or before the Termination Date;

(d) by mutual consent of Buyer and Selling Parties’ Representative (on behalf of itself, the Sellers and the Company);

(e) by either Buyer or Selling Parties’ Representative (on behalf of itself, the Sellers and the Company) if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before the date which is six (6) months from the date of this Agreement or such later date as the parties may mutually agree upon (the “Termination Date”);

(f) by either Buyer or Selling Parties’ Representative (on behalf of itself, the Sellers and the Company) if any Governmental Body shall have issued or entered a non-appealable final Order or taken any other action having the effect of restraining, enjoining or prohibiting the Contemplated Transactions; or

(g) by Buyer if any holder of Membership Interests who has not executed the signature pages hereto as a Seller does not execute the Joinder Agreement within three (3) Business Days of the date of this Agreement.

Section 11.2. Effect Of Termination.

(a) Upon termination of this Agreement pursuant to Section 11.1, this Agreement will terminate and become null and void and have no effect, with no liability on the part of the Sellers, the Company or Buyer, or their respective Representatives, except (i) liability for willful breach prior to the date of termination, or (ii) liability for breach of the Confidentiality Agreement, and the provisions of this Section 11.2 shall survive the termination of this Agreement.

(b) Each party acknowledges and agrees that each other party would be damaged irreparably in the event any post-Closing obligation of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that, except as otherwise set forth in Section 12.13, a party will be entitled to injunctive relief to prevent such breaches and to enforce specifically this Agreement and the terms hereof in addition to any other remedy to which such party may be entitled, at law or in equity. In particular, each party acknowledges that the business of the Company is unique and recognizes and affirms that in the event a party breaches any post-Closing obligation of this Agreement, money damages may be inadequate and the other party would have no adequate remedy at law, so that each party will have the right, in addition to any other rights and remedies existing in their favor, to seek enforcement of their rights and each other party’s obligations hereunder not only by action for damages but also by action for specific performance, injunctive or other equitable relief.

ARTICLE XII

INDEMNIFICATION; REMEDIES

Section 12.1. Survival; Right to Indemnification. All representations and warranties in this Agreement, the Disclosure Schedule, the supplements to the Disclosure Schedule, the certificates delivered pursuant to Section 2.5, and any other certificate or document delivered pursuant to this Agreement will survive the Closing and expire 18 months after the Closing Date. Notwithstanding the foregoing, all representations and warranties of the Sellers or the Company, and any indemnification obligations of Sellers under this Agreement, shall expire upon the consummation of the sale or other transfer of all or substantially all of the Company’s assets or transfer of control of the Company by Buyer, whether such sale or transfer be effectuated by merger, sale of equity interests or sale of assets, or upon the earlier liquidation or winding up of the Company or the business thereof. All other covenants and obligations and agreements in this Agreement and documents delivered in connection with the Contemplated Transactions shall survive according to their terms.

Section 12.2. Indemnification and Payment of Damages By Each Seller. Each Seller, separately and individually, and not jointly, will indemnify and hold harmless the Buyer Indemnified Persons for, and will pay to the Buyer the amount of, any Damages, arising or resulting, directly or indirectly, from, caused by or in connection with:

(a) any Breach of any representation or warranty made by such Seller in Article III or any certificate delivered by such Seller pursuant to this Agreement with respect to such Seller and not with respect to any other Seller to the extent such representation or warranty relates to another Seller;

(b) any Breach by a Seller of any covenant or obligation of such Seller in this Agreement; or

(c) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with such Seller (or any Person acting on their behalf) in connection with any of the Contemplated Transactions.

Section 12.3. Indemnification and Payment of Damages By Sellers. Sellers will indemnify and hold harmless the Buyer Indemnified Persons on a joint and several basis for, and will pay to the Buyer Indemnified Persons the amount of any Damages, arising or resulting, directly or indirectly, from, caused by or in connection with:

(a) any Breach of any representation or warranty made by the Company in this Agreement or in any certificate or document delivered by the Company pursuant to this Agreement, other than the certificate delivered pursuant to Section 2.6(a);

(b) any Breach by the Company of any covenant, agreement or obligation of the Company in this Agreement;

(c) any outstanding Funded Indebtedness or Transaction Expenses (except to the extent taken into account in the calculation of the Purchase Price); and

(d) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with the Company (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

Section 12.4. Indemnification And Payment Of Damages By Buyer. Buyer will indemnify and hold harmless the Seller Indemnified Persons, and will pay to the appropriate Seller Indemnified Persons the amount of any Damages arising or resulting, directly or indirectly, from, caused by or in connection with (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement, other than the certificate delivered pursuant to Section 2.6(c), (b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement, or (c) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions. The limitations set forth in Sections 12.6 and 12.7 shall apply mutadis mutandis to Buyer.

Section 12.5. Limitations. If the Closing occurs, none of the Sellers will have any liability with respect to any representation, warranty, covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before the expiration of such representation, warranty, covenant or obligation in accordance with Section 12.1, Buyer notifies the Selling Parties’ Representative of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer. If the Closing occurs, Buyer will have no liability (for indemnification or otherwise) with respect to any representation, warranty, covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before the expiration of such representation, warranty, covenant or obligation in accordance with Section 12.1, the Selling Parties’ Representative notifies Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Sellers. Notwithstanding anything to the contrary contained herein, for purposes of determining whether there has been a breach and the amount of any Damages that are the subject matter of a claim for indemnification hereunder, each representation or warranty contained in this Agreement shall be read without regard and without giving effect to any materiality or Material Adverse Change standard or qualification contained in such representation or warranty (as if such standard or qualification were deleted from such representation and warranty).

Section 12.6. Limitations On Amount. Sellers shall have no liability with respect to the matters described in Section 12.3(a), unless and until (i) the aggregate amount of Damages incurred by the Buyer Indemnified Persons with respect to a particular fact, event or occurrence and all other facts, events or occurrences arising from substantially the same circumstances or facts exceeds $30,000 (a “Base Claim”), and (ii) the aggregate amount of all Damages incurred by the Buyer Indemnified Persons in respect of claims constituting Base Claims exceeds $500,000 (the “Sellers Indemnity Threshold”), and then the Sellers shall be liable only for the amount by which such Damages exceed the Sellers Indemnity Threshold.

Section 12.7. Indemnity Cap. The sum of all Damages pursuant to which any indemnification amount is payable by Sellers pursuant to Section 12.3(a) shall not exceed the Escrow Amount, as adjusted pursuant to Section 2.6(e) (the “Indemnity Cap”); provided, however, that notwithstanding the foregoing, with respect to any breach of the representations and warranties in Section 4.1 (Organization and Good Standing), Section 4.2 (Capitalization), Section 4.3 (Authority; No Conflict), Section 4.5 (Title to Properties; Encumbrances), Section 4.19 (Brokerage Or Finders), Section 5.1 (Organization and Good Standing), Section 5.2 (Authority; No Conflict), Section 5.9 (Brokerage Or Finders) (collectively, the “Fundamental Representations”), the “Indemnity Cap” shall be limited to an aggregate amount equal to the Purchase Price; and, provided further, that the liability of each Seller under Section 12.2(a) shall be limited to such Seller’s Allocable Portion of the Purchase Price.

Section 12.8. Indemnity Based on Allocable Portion. Buyer hereby covenants and agrees that, to the extent the Buyer Indemnified Persons incur any indemnifiable Damages under Section 12.3(a) (other than with respect to the Fundamental Representations), the Buyer Indemnified Persons shall look solely to the Escrow Amount for such Seller’s Allocable Portion of such Damages, subject to the Sellers Indemnity Threshold.

Section 12.9. Effect of Insurance, Taxes and Other Reimbursements.

(a) The obligation of any indemnifying parties to indemnify any Indemnified Persons against any Damages arising under this Article shall be reduced: (i) by the amount of any insurance proceeds or other reimbursement or recovery (net of any expenses and collection costs of the recovery, increases in premiums and any retro premiums) actually received from third Persons, such as insurers, by the Indemnified Persons with respect to such Damages or the underlying factors with respect thereto under any applicable policy; (ii) to take into account any net Tax benefits when and to the extent actually derived by the Indemnified Persons as a result of any Damages or the underlying reasons therefor, with amount and timing of a Tax benefit determined assuming the Indemnified Person has recognized and/or utilized all other items of income, gain, loss, deduction and credit available to such Indemnified Person before recognizing any item with respect to such Damages.

(b) If indemnification payments shall have been received prior to the collection of any payments, proceeds or benefits described above, the Indemnified Person receiving such payments shall remit to the indemnifying parties the amount of such proceeds (net of the expenses of recovery or collection thereof, any increases in premiums and any retro-premiums) to the extent of indemnification payments received by such Indemnified Person in respect of such Damages.

(c) Each Person entitled to indemnification hereunder shall take commercially reasonable steps to mitigate all Damages after becoming aware of any event or circumstance which could reasonably be expected to give rise to Damages that are indemnifiable or recoverable hereunder or in connection herewith; provided that, the obligations set forth in this Section 12.9(c) shall not expand or broaden any Person’s obligation to mitigate Damages under or pursuant to applicable law.

Section 12.10. Escrow. Upon notice to Sellers specifying in reasonable detail the basis for a claim, Buyer may give notice of a claim in such amount under the Escrow Agreement and the parties shall comply with the procedures set forth therein.

Section 12.11. Procedure For Indemnification Third Party Claims.

(a) Within 30 days after discovery by an Indemnified Person under Section 12.2, 12.3 or 12.4 of any facts or conditions which could reasonably be expected to give rise to any Damages pursuant to a third party claim for which indemnification under this Article may be obtained, such Indemnified Person will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party specifying in reasonable detail and to the extent then known the nature and basis of such claim and the estimated amount thereof, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any

Indemnified Person, except to the extent that the indemnifying party is prejudiced or damaged by the indemnifying party’s failure to give such timely notice. To the extent reasonably available, the Indemnified Person shall also send to the indemnifying party copies of all relevant documentation with respect to such third party claim, including, without limitation, any summons, complaint, or other pleading which may have been served, any written demand or any other document or instrument directly related thereto.

(b) If an Indemnified Person gives notice to the indemnifying party under Section 12.11(a) of any facts or conditions which may give rise to Damages for which indemnification can be obtained, the indemnifying party will be entitled to control such Proceeding and, to the extent that it wishes (unless the indemnifying party is also a party to such Proceeding and the Indemnified Person determines in good faith that joint representation would be inappropriate), to assume the defense of such Proceeding with counsel reasonably satisfactory to the Indemnified Person and, after notice from the indemnifying party to the Indemnified Person of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the Indemnified Person under this Article for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Proceeding; provided that, as a condition precedent to the indemnifying party’s right to assume control of such defense, it must first: (i) enter into an agreement with the Indemnified Person (in form and substance reasonably satisfactory to the Indemnified Person) pursuant to which the indemnifying party agrees to be fully responsible (subject to the Sellers’ Indemnity Threshold, but otherwise with no reservation of rights) for all Damages relating to such claims and that it will provide full indemnification (whether or not otherwise required hereunder) to the Indemnified Person for all Damages relating to such claim, and (ii) unconditionally guarantee the payment and performance of any liability or obligation which may arise with respect to such claim or the facts giving rise to such claim for indemnification (without regard to the Indemnity Cap), and (iii) furnish the Indemnified Person with reasonable evidence that the indemnifying party is and will be able to satisfy any such liability. Notwithstanding the foregoing, the indemnifying party shall not have the right to assume control (or the Indemnified Person shall have the right to take back control, as the case may be) of such defense and shall pay the fees and expenses of counsel retained by the Indemnified Person, if the third party claim (i) seeks injunctive or other non-monetary relief, (ii) involves criminal or quasi-criminal allegations, (iii) involves a claim to which the Indemnified Person reasonably believes an adverse determination would be materially detrimental or injurious to the Indemnified Person’s reputation or future business prospects, or (iv) involves a claim which, upon petition by the Indemnified Person, the appropriate court or arbitrational body rules that the indemnifying party failed or is failing to diligently prosecute or defend.

(c) If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the Indemnified Person’s consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Person, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the Indemnified Person will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten (10) days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the Indemnified Person.

Section 12.12. Procedure For Indemnification — Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought specifying in reasonable detail and to the extent then known of the nature and basis of such claim and the estimated amount thereof, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any Indemnified Person, except to the extent that the indemnifying party is prejudiced or damaged by the indemnifying party’s failure to give such notice. Such notice shall be accompanied by copies of all relevant documentation available with respect to such claim.

Section 12.13. Sole and Exclusive Remedy. Each party hereto acknowledges and agrees that, except for any action based on fraud and fraudulent conduct, intentional misrepresentation or deceit, and except as set forth in Section 2.6 and Article XIII, from and after the Closing, the remedies provided for in this Article XII (and as limited by this Article XII) shall be the sole and exclusive remedy with respect to any and all monetary claims or payment obligations under this Agreement, the Sellers’ Closing Documents, the Buyer’s Closing Documents and the Contemplated Transactions; provided, however, that nothing contained in this Agreement shall in any manner limit the Buyer’s or any of the Sellers’ right to seek specific performance, injunctive and other equitable relief to enforce any of the other party’s post-Closing obligations under this Agreement.

Section 12.14. No Third Person Reliance. Anything contained herein to the contrary notwithstanding, the representations and warranties of Sellers and the Company contained in this Agreement (a) are being given by Sellers and the Company as an inducement to Buyer to enter into this Agreement (and Sellers acknowledge that Buyer has expressly relied thereon) and (ii) are solely for the benefit of Buyer and the Buyer Indemnified Persons. Accordingly, no third Person or anyone acting on behalf of any party thereto other than Indemnified Persons hereunder shall be a third person or other beneficiary of such representations and warranties and no such third Person shall have any rights of contribution against any Seller with respect to such representations or warranties or any matter subject to or resulting in indemnification under this Article or otherwise.

ARTICLE XIII

GENERAL PROVISIONS

Section 13.1. Expenses. Except as otherwise expressly provided in this Agreement, including but not limited to Section 2.2(b), each party to this Agreement will bear his or its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement, the Sellers’ Closing Documents, the Buyer’s Closing Documents and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants; provided, however, that the Company may and is expected to pay the fees of the Company. Sellers shall also pay all amounts payable to Houlihan Lokey Howard & Zukin Capital, Inc. (the

“Financial Advisor”) in connection with this Agreement and the Contemplated Transactions. Buyer will be solely responsible for payment of the HSR filing fee. All applicable transfer, documentary, sales, use and other such Taxes and all conveyance, recording and other fees and charges incurred in connection with the Contemplated Transactions shall be divided equally by Buyer and the Sellers. The fees and expenses of the Escrow Agent shall be payable as set forth in the Escrow Agreement. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

Section 13.2. Attorney-Client Privilege. Buyer: (a) acknowledges that Maynard, Cooper & Gale, P.C. has represented the Company in connection with the Contemplated Transactions and that, effective upon the Closing, the Company shall, without the necessity of further documentation of transfer, be deemed to have irrevocably assigned and transferred to Sellers, on behalf of the Company and each Seller jointly, all of the Company’s right to, title to and interest in all communications with, and work product of, Maynard, Cooper & Gale, P.C. as they relate to this Agreement, the other documents contemplated hereby and the preparation and negotiation thereof, together with all written or other materials consisting of, containing, summarizing or embodying such communications and work product, (b) agree that the intent and effect of this provision is to grant the Sellers control over the exercise of the attorney-client privilege held by the Company in respect of this Agreement, the other documents contemplated hereby and the Contemplated Transactions, together with all written or other materials consisting of, containing, summarizing or embodying such communications and work product, and (c) agree that after the Closing, the Company will not knowingly waive the attorney-client privilege belonging to the Company, if any, relating to any matter relating to this Agreement, all ancillary agreements and the transactions effected by each and the preparation and negotiation thereof occurring before the Closing or intentionally disclose the content of communications or work product related to such privilege to any person, without the express written consent of Sellers (which consent will not be unreasonably withheld). Buyer will for itself and will cause the Company after the Closing to consent to Maynard, Cooper & Gale, P.C.’s representation of any Seller in any post-Closing dispute or other legal action, including disputes with the Company notwithstanding Maynard, Cooper & Gale, P.C.’s prior representation of the Company.

Section 13.3. Public Announcements. Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer and the Selling Parties’ Representative mutually agree in writing. Unless consented to by all parties in advance or required by Legal Requirements, prior to the Closing each party shall keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Sellers will consult with Buyer concerning the time and means by which the Company’s employees, customers, and suppliers and others having dealings with the Company will be informed of the Contemplated Transactions.

Section 13.4. Confidentiality. This Agreement does not revoke, supersede or amend the Confidentiality Agreement dated November 19, 2007, entered into between the Buyer and the Financial Advisor on behalf of the Company (the “Confidentiality Agreement”).

Section 13.5. Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

Buyer:

HealthExtras, Inc.

800 King Farm Boulevard

Rockville, MD 20850

Attention: General Counsel

Facsimile No.: (301) 548-2992

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

200 E. Randolph Drive

Chicago, IL 60601

Attention:	Carol Anne Huff
Derek Vander Heide

Facsimile No.: (312) 861-2200

Company:

HospiScript Services, LLC

1460 Ann Street

Montgomery, Alabama 36107

Attn: Shannon G. Speir

Facsimile No.: (334) 386-1296

with a copy (which shall not constitute notice) to:

Maynard, Cooper & Gale, P.C.

1901 Sixth Avenue North

Suite 2400 AmSouth/Harbert Plaza

Birmingham, Alabama 35203-2618

Attn: W. Clark Goodwin

Facsimile No.: (205) 254-1999

Sellers:

c/o Selling Parties’ Representative

James B. Little, III

312 North 23rd Street

Birmingham, Alabama 35203

Facsimile No.: (205) 939-8402

with a copy (which shall not constitute notice) to:

Maynard, Cooper & Gale, P.C.

1901 Sixth Avenue North

Suite 2400 AmSouth/Harbert Plaza

Birmingham, Alabama 35203-2618

Attn: W. Clark Goodwin, Esq.

Facsimile No.: (205) 254-1999

Section 13.6. Jurisdiction; Service Of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Delaware, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

Section 13.7. Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

Section 13.8. Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

Section 13.9. Entire Agreement and Modification. This Agreement constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

Section 13.10. Disclosure Schedules. Any fact or item disclosed in any Section of the Disclosure Schedule as an exception to a particular covenant, representation or warranty shall be deemed disclosed as an exception with respect to all other covenants, representations and warranties to which such fact or item may reasonably apply, so long as the relevance of such disclosure is reasonably apparent on the face of such disclosure (without reference to the underlying documents or the matter described therein) and is in sufficient detail to enable a party hereto to identify the facts or items to which it applies. Any fact or item disclosed on any schedule hereto shall not by reason only of such inclusion be deemed to be material and shall not be employed as a point of reference in determining any standard of materiality under this Agreement.

Section 13.11. Appointment of Selling Parties’ Representative.

(a) Each Seller (i) irrevocably constitutes and appoints James B. Little, III, in his capacity as an authorized manager of PBM Services Company, LLC (the “Selling Parties’ Representative”) as his, her or its true and lawful attorney in fact and agent, (ii) agrees that this power of attorney is irrevocable and coupled with an interest and (iii) authorizes the Selling Parties’ Representative to act for such Seller in his, her or its name, place and stead, in any and all capacities and to do and perform every act and thing required or permitted to be done in connection with the Contemplated Transactions, except as otherwise set forth herein, as fully to all intents and purposes as such Seller might or could do in person, including, without limitation:

(i) negotiate, execute and deliver (A) the Escrow Agreement, (B) such other Sellers’ Closing Documents or documents or agreements required to be delivered to Buyer pursuant to this Agreement, and (C) such amendments, modifications, alterations and waivers to this Agreement from time to time as the Selling Parties’ Representative deems necessary or advisable;

(ii) agree or disagree with any adjustment to the Purchase Price and determine the final allocation thereof;

(iii) deliver and receive opinions, certificates and other documents required at or in connection with this Agreement and other documents, agreements and the Contemplated Transactions, and to agree to waivers or modifications of any such opinions, certificates or other documents;

(iv) determine the presence (or absence) of claims for indemnification against Buyer pursuant to Article XII;

(v) deliver all notices required to be delivered by an indemnifying party or Indemnified Person under this Agreement, including, without limitation, any notice of a claim (including third party claims) for which indemnification is sought under Article XII;

(vi) receive all notices required to be delivered to an indemnifying party or an Indemnified Person under this Agreement, including, without limitation, any notice of a claim (including third party claims) for which indemnification is sought under Article XII; and

(vii) take any and all action on behalf of any Seller or any Seller Indemnified Person(s) from time to time as the Selling Parties’ Representative may deem necessary or desirable to resolve and/or settle claims under this Agreement, including, without limitation, Article XII.

(b) Each Seller grants unto said attorney in fact and agent full power and authority to do and perform each and every act and thing necessary or desirable to be done in connection with the Contemplated Transactions, as fully to all intents and purposes as such Seller might or could do in person, hereby ratifying and confirming all that the Selling Parties’ Representative may lawfully do or cause to be done by virtue hereof. Each Seller acknowledges and agrees that upon execution and delivery by the Selling Parties’ Representative of any amendments, modifications, alterations or waivers hereof or agreements, opinions, certificates and other documents executed and delivered by the Selling Parties’ Representative pursuant to this Section, such Seller shall be bound by such documents as fully as if such Seller had executed and delivered such documents.

(c) Upon the death, disability or incapacity of the Selling Parties’ Representative, the Sellers, or their personal representatives, shall appoint a replacement reasonably believed by such person to be capable of carrying out the duties and performing the obligations of the Selling Parties’ Representative hereunder within ten (10) days of such death, disability or incapacity. Each Seller shall thereafter promptly provide Buyer with notice of such replacement.

(d) Each Seller agrees that Buyer shall be entitled to rely on any action taken by the Selling Parties’ Representative, on behalf of the Sellers, pursuant to this Section (each, an “Authorized Action”), and that each Authorized Action shall be binding on each Seller as fully as if such Seller had taken such Authorized Action. Each Seller shall jointly and severally indemnify the Selling Parties’ Representative and hold the Selling Parties’ Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Selling Parties’ Representative and arising out of or in connection with the acceptance or administration of the Selling Parties’ Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Selling Parties’ Representative. Each Seller further agrees that the conflict of interest between the Selling Parties’ Representative, on the one hand, and the Sellers, on the other hand, will not give rise to any presumption against the Selling Parties’ Representative nor will it limit or impair his right to indemnification hereunder.

Section 13.12. Assignments, Successors, And No Third-Party Rights. No party may assign any of its rights under this Agreement without the prior consent of the other parties, which consent will not be unreasonably withheld; provided that Buyer may assign its rights to any of its Affiliates, so long as Buyer shall remain responsible for all of its obligations pursuant to this Agreement and the Buyer’s Closing Documents. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

Section 13.13. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 13.14. Construction and Interpretation of Agreement.

(a) Section titles or captions in this Agreement are included for purposes of convenience only and shall not be considered a part of the Agreement in construing or interpreting any of its provisions. All references in this Agreement to Sections shall refer to Sections of this Agreement unless the context clearly otherwise requires.

(b) The parties have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation arises, no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any capitalized terms used in the Disclosure Schedule or any exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement. The parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

(c) Unless the context otherwise requires, when used in this Agreement, the singular shall include the plural, the plural shall include the singular, and all pronouns shall be deemed to refer to the masculine, feminine or neuter, as the identity of the Person or Persons may require.

(d) Time is of the essence for the parties in the performance of all covenants of this Agreement.

(e) When used in the Agreement, “including” shall have the commonly accepted meaning associated with such word and any list of items that may follow such word shall not be deemed to represent a complete list of the contents of the referent of the subject.

Section 13.15. Governing Law. All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Delaware.

Section 13.16. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. Counterparts of this Agreement may be delivered by facsimile or electronic copies (such as .pdf copies) and shall be considered an original signature of the signing party.

Section 13.17. Survival. In addition to those other provisions of this Agreement that expressly provide that they shall survive termination of this Agreement, the provisions of Sections 13.1, 13.2, 13.3, 13.4, 13.5, 13.6, 13.8, 13.9, 13.10, 13.11, 13.12, 13.13, 13.14, 13.15 and this Section 13.17 shall survive the termination of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or has caused this Agreement to be duly executed and delivered in its name on its behalf by its duly authorized Representative, all as of the day and year first above written.

BUYER:

HEALTHEXTRAS, INC.

By	/s/ Michael P. Donovan
Its	Chief Financial Officer

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or has caused this Agreement to be duly executed and delivered in its name on its behalf by its duly authorized Representative, all as of the day and year first above written.

COMPANY:

HOSPISCRIPT SERVICES, LLC

By	/s/ Shannon G. Speir
Shannon G. Speir
Its	Chief Executive Officer

CONCEPT PHARMACEUTICALS, LLC

By	/s/ Shannon G. Speir
Shannon G. Speir
Its	Chief Executive Officer

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or has caused this Agreement to be duly executed and delivered in its name on its behalf by its duly authorized Representative, all as of the day and year first above written.

SELLERS:

PBM SERVICES COMPANY, LLC

By:	/s/ James B. Little, III
James B. Little, III
Authorized Manager

MORGAN KEEGAN MEZZANINE FUND, L.P.

By:	MK Mezzanine Management, LLC its General Partner

By:	/s/ William J. Nutter
William J. Nutter
Manager

MORGAN KEEGAN EARLY STAGE FUND, L.P.

By:	Merchant Bankers, Inc. its sole General Partner

By:	/s/ John H. Grayson, Jr.
Name:	John H. Grayson, Jr.
Title:	Vice President

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or has caused this Agreement to be duly executed and delivered in its name on its behalf by its duly authorized Representative, all as of the day and year first above written.

SELLERS:

/s/ Robert Gamble
Robert Gamble

/s/ Shannon G. Speir
Shannon G. Speir

/s/ Andrew Delaney
Andrew Delaney

/s/ John Redden
John Redden

/s/ John M. Sayler
John M. Sayler

/s/ John Shuster
John Shuster

/s/ John Cleary
John Cleary

/s/ Steve Harrison
Steve Harrison

/s/ Virginia Williams
Virginia Williams

/s/ Tom L. Epperson
Tom L. Epperson

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or has caused this Agreement to be duly executed and delivered in its name on its behalf by its duly authorized Representative, all as of the day and year first above written.

SELLERS:

/s/ Phyllis Grauer
Phyllis Grauer

/s/ Rodney Malone
Rodney Malone

EXHIBIT A

JOINDER AGREEMENT

The undersigned hereby agrees to become a party to, and be bound by, that certain Membership Interest Purchase Agreement, dated as of April 7, 2008 (as amended, restated, revised, supplemented or otherwise modified from time to time, the “Purchase Agreement”), by and among HealthExtras, Inc., a Delaware corporation (the “Buyer”); HospiScript Services, LLC, a Delaware limited liability company (“HospiScript”); Concept Pharmaceuticals, LLC, an Alabama limited liability company (“Concept” and, together with HospiScript and each Subsidiary of HospiScript or Concept, collectively, the “Company”); and each of the Persons listed on the signature pages hereto as a Seller (each, a “Seller” and collectively, the “Sellers”), as a “Seller” under the Purchase Agreement as if the undersigned were an original signatory thereto. Upon the execution of this Joinder by the undersigned, the undersigned agrees that the undersigned shall be entitled to the rights and privileges, and be bound by the obligations and shall make the representations and warranties, of a Seller under the Purchase Agreement. This Joinder shall take effect and shall become an integral part of the Purchase Agreement immediately upon execution and delivery by the undersigned.

Dated:

Signature

Print Name

EXHIBIT B

EARNOUT ELECTION

The undersigned is party as a Seller to that certain Membership Interest Purchase Agreement, dated as of April 7, 2008 (as amended, restated, revised, supplemented or otherwise modified from time to time, the “Purchase Agreement”), by and among HealthExtras, Inc., a Delaware corporation (the “Buyer”); HospiScript Services, LLC, a Delaware limited liability company (“HospiScript”); Concept Pharmaceuticals, LLC, an Alabama limited liability company (“Concept” and, together with HospiScript and each Subsidiary of HospiScript or Concept, collectively, the “Company”); and the Sellers party thereto. The undersigned Seller hereby elects and agrees to be an Earnout Seller pursuant to Section 2.8 of the Purchase Agreement. Upon the execution of this Earnout Election by the undersigned, the undersigned agrees that the undersigned shall be entitled to the rights and privileges, and be bound by the obligations and shall make the representations and warranties, of an Earnout Seller under the Purchase Agreement.

Except as otherwise indicated herein, capitalized terms used and not otherwise defined herein have the meanings ascribed to such terms in the Purchase Agreement.

Dated:

Signature

Print Name

EXHIBIT C

CASH ELECTION

The undersigned is party as a Seller to that certain Membership Interest Purchase Agreement, dated as of April 7, 2008 (as amended, restated, revised, supplemented or otherwise modified from time to time, the “Purchase Agreement”), by and among HealthExtras, Inc., a Delaware corporation (the “Buyer”); HospiScript Services, LLC, a Delaware limited liability company (“HospiScript”); Concept Pharmaceuticals, LLC, an Alabama limited liability company (“Concept” and, together with HospiScript and each Subsidiary of HospiScript or Concept, collectively, the “Company”); and the Sellers party thereto. The undersigned Seller hereby elects and agrees to be a Cash Seller pursuant to Section 2.8 of the Purchase Agreement. Upon the execution of this Cash Election by the undersigned, the undersigned agrees that the undersigned shall be entitled to the rights and privileges, and be bound by the obligations and shall make the representations and warranties, of a Cash Seller under the Purchase Agreement.

Except as otherwise indicated herein, capitalized terms used and not otherwise defined herein have the meanings ascribed to such terms in the Purchase Agreement.

Dated:

Signature

Print Name